Exhibit 10.1
EXECUTION VERSION
CREDIT AND GUARANTY AGREEMENT
dated as of September 27, 2010
among
VALEANT PHARMACEUTICALS INTERNATIONAL,
as Borrower,
BIOVAIL CORPORATION,
as Parent and a Guarantor,
CERTAIN SUBSIDIARIES OF VALEANT PHARMACEUTICALS INTERNATIONAL
and BIOVAIL CORPORATION,
as Guarantors,
VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,
GOLDMAN SACHS LENDING PARTNERS LLC,
MORGAN STANLEY SENIOR FUNDING, INC.
and
JEFFERIES FINANCE LLC
as Joint Lead Arrangers, Joint Bookrunners and Syndication Agents,
GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent and Collateral Agent,
and
BANK OF AMERICA, N.A.,
DNB NOR BANK ASA,
SUNTRUST BANK
and
THE BANK OF NOVA SCOTIA,
as Documentation Agent

$2,750,000,000 Senior Secured Credit Facilities

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-ii-

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APPENDICES:	A-1	Tranche A Term Loan Commitments
	A-2	Tranche B Term Loan Commitments
	A-3	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Closing Date Guarantors
	3.1(g)(i)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.13	Real Estate Assets
	5.11	Barbados Collateral Documents
	5.16	Biovail Guarantors
	5.17	Post-Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B-1	Tranche A Term Loan Note
	B-2	Tranche B Term Loan Note
	B-3	Revolving Loan Note
	B-4	Swing Line Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H-1	Form of Canadian Guarantee
	H-2	Form of Barbados Guarantee
	I-1	Form of Pledge and Security Agreement
	I-2	Form of Canadian Pledge and Security Agreement
	I-3	Form of Barbados Deed of Charge
	J-1	Intercompany Note
	J-2	Subordination Agreement
	K	Joinder Agreement
	L	Contribution Agreement

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CREDIT AND GUARANTY AGREEMENT
     This CREDIT AND GUARANTY AGREEMENT, dated as of September 27, 2010, is entered into by and among VALEANT PHARMACEUTICALS INTERNATIONAL, a Delaware corporation (the “Borrower”), and, upon consummation of the Merger (as defined herein) and delivery of the Counterpart Agreement (as defined herein) pursuant to Section 5.16, BIOVAIL CORPORATION, a corporation continued under the federal laws of Canada (“Parent”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors, and, upon consummation of the Merger (as defined herein) and delivery of the Counterpart Agreement (as defined herein) pursuant to Section 5.16, CERTAIN SUBSIDIARIES OF PARENT, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC (“GSLP”), MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”) and JEFFERIES FINANCE LLC (“Jefferies”), as Joint Lead Arrangers, Joint Bookrunners and Syndication Agents (each of GSLP, Morgan Stanley and Jefferies in such capacities, “Syndication Agent”), GSLP, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”), and each of BANK OF AMERICA, N.A. (“Bank of America”), DNB NOR BANK ASA (“DnB”), SUNTRUST BANK (“Suntrust”) and THE BANK OF NOVA SCOTIA (“Bank of Nova Scotia”), as Documentation Agent (each in such capacity, “Documentation Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate principal amount not to exceed $2,750,000,000, consisting of $1,000,000,000 aggregate principal amount of Tranche A Term Loans, $1,625,000,000 aggregate principal amount of Tranche B Term Loans (including Delayed Draw Commitments), and up to $125,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used on the Closing Date to fund the Refinancing, the Dividend and certain related fees and expenses. Revolving Loans will be used (i) after the Closing Date for permitted capital expenditures and permitted acquisitions, to provide for the ongoing working capital requirements of Parent and its Subsidiaries and for general corporate purposes and (ii) on the Closing Date to fund any original issue discount or closing fees with respect to the Loans made on the Closing Date; provided that after giving effect to all such borrowings on the Closing Date there remains at least $50,000,000 of undrawn Revolving Commitments;
     WHEREAS, each Lender with a Delayed Draw Commitment has agreed to make Delayed Draw Term Loans to Borrower, the proceeds of which will be used to pay the Post-Merger Special Dividend;
     WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of certain of its Domestic Subsidiaries and 65% of all the Equity Interests of each of its First-Tier Foreign Subsidiaries, subject to exceptions set forth herein and in the Collateral Documents; and
     WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including (i) in the case of Parent and each of its Subsidiaries that is not also a Subsidiary of Borrower, a pledge of all of the Equity Interests of each of its Subsidiaries and (ii) in the case of each Subsidiary of the Borrower, a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries and 65% of all the Equity Interests of each of their respective First-Tier Foreign Subsidiaries, in each case subject to exceptions set forth herein and in the Collateral Documents.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits, appendices and schedules hereto, shall have the following meanings:
     “2016 Notes” means the Borrower’s 8.375% Senior Notes due 2016, issued under that certain indenture dated as of June 9, 2009, among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, Inc., as trustee.
     “2020 Notes” means the Borrower’s 7.625% Senior Notes due 2020, issued under that certain indenture dated as of April 9, 2010, among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, Inc., as trustee.
     “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on any such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to a major bank in the London interbank market by JPMorgan Chase Bank, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate in respect of the Tranche B Term Loans shall at no time be less than 1.50%.
     “Administrative Agent” as defined in the preamble hereto.
     “Adverse Proceeding” means any action, suit, claim, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Parent or any of its Subsidiaries) pursuant to any statute, regulation, ordinance, common law, equity or any other legal principle or process, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Parent or any of its Subsidiaries, threatened against or affecting Parent or any of its Subsidiaries or any property of Parent or any of its Subsidiaries.

     “Affected Lender” as defined in Section 2.18(b).
     “Affected Loans” as defined in Section 2.18(b).
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) solely for purposes of Section 6.11, to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
     “Agent” means each of (a) Administrative Agent, (b) the Syndication Agents, (c) Collateral Agent, (d) Documentation Agent and (e) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.
     “Agent Affiliates” as defined in Section 10.1(b).
     “Aggregate Amounts Due” as defined in Section 2.17.
     “Agreement” means this Credit and Guaranty Agreement, dated as of September 27, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Applicable Law” means any and all current and future applicable laws (including common law and equity), statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, treaties, policies, directions, directives, decrees, restrictions, judgments, decisions, in each case, of, from or required by any Governmental Authority and, in each case, whether having the force of law or not.
     “Applicable Margin” shall mean (i) with respect to Tranche A Term Loans and Revolving Loans that are Eurodollar Rate Loans, 4.00% per annum; (ii) with respect to Tranche A Term Loans, Revolving Loans and Swing Line Loans that are Base Rate Loans, 3.00% per annum; (iii) with respect to Tranche B Term Loans (including Delayed Draw Term Loans) that are Eurodollar Rate Loans, 4.00% per annum; and (iv) with respect to Tranche B Term Loans (including Delayed Draw Term Loans) that are Base Rate Loans, 3.00% per annum.
     “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained by member banks of the United States Federal Reserve System (or any successor thereto) with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

     “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to an Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 10.1(b).
     “Arrangers” means GSLP, Morgan Stanley and Jefferies, each in its capacity as a joint lead arranger under the Commitment Letter.
     “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Parent, Borrower or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Parent’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including, the Equity Interests of any of Parent’s Subsidiaries, other than:
     (1) inventory (or other assets, including, for greater certainty, Intellectual Property) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued);
     (2) an issuance of Equity Interests by a Subsidiary of Parent to Parent or to another Subsidiary (so long as such issuance would otherwise be permitted under Section 6.6) or the issuance of directors’ qualifying shares or of other nominal amounts of other Equity Interests that are required to be held by specified Persons under Applicable Law;
     (3) the sale or other disposition of cash or Cash Equivalents;
     (4) a Restricted Junior Payment that is permitted by Sections 6.4 or Investment that is permitted by Section 6.6 hereof;
     (5) the license of Intellectual Property to third persons in the ordinary course of business;
     (6) the sale, exchange or other disposition of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;
     (7) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Parent, Borrower or any of their Subsidiaries;
     (8) the sale or other disposition of Investments under clause (c)(i) and (k) of Section 6.6;
     (9) sales, lease, license or other dispositions of other assets for aggregate consideration not to exceed $25,000,000 for all such sales, leases or licenses in any Fiscal Year;
     (10) sales, leases, licenses or other dispositions of assets to Parent, Borrower or any of their respective Subsidiaries; provided that, if any such disposition involves a Credit Party and a Subsidiary that is not a Credit Party, then such disposition shall be made in compliance with Section 6.11; and

     (11) the disposition of assets resulting in Cash proceeds satisfying the definition of “Net Insurance/Condemnation Proceeds” and applied in accordance with Section 2.14(b) hereof.
     For purposes of clarity, “Asset Sale” shall not include the issuance of any Equity Interests of Parent (including the issuance by any other Person of any warrant, right or option to purchase or other arrangements or rights to acquire any Equity Interests of Parent).
     “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.
     “Assignment Effective Date” as defined in Section 10.6(b).
     “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such Authorized Officer.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
     “Barbados Credit Party” means, after the closing of the Merger, each of Biovail Holdings International SRL, Biovail Laboratories International SRL, Biovail Laboratories International (Barbados) SRL, Hythe Property Incorporated and each other Credit Party that is organized under the laws of Barbados.
     “Barbados Guarantee” means the Barbados Guarantee Agreement to be executed by each Barbados Credit Party substantially in the form of Exhibit H-2, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Barbados Security Documents” means each of the documents set forth on Schedule 5.11, as each of such documents may be amended, restated, supplemented or otherwise modified from time to time and additional analogous agreements as may be entered into from time to time in accordance with Section 5.11 hereof and as required by the Collateral Documents.
     “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively; provided, however, that notwithstanding the foregoing, the Base Rate in respect of Tranche B Term Loans shall at no time be less than 2.50% per annum. On any day that Base Rate Loans are outstanding, in no event shall the Base Rate be less than the sum of (i) the Adjusted Eurodollar Rate (after giving effect to the Adjusted Eurodollar Rate “floor” set forth in the definition thereof in the case of Tranche B Term Loans) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (ii) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans.
     “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
     “Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

     “BIA” means the Bankruptcy and Insolvency Act (Canada).
     “Biovail Insurance” means Biovail Insurance Incorporated, a company organized under the laws of Barbados.
     “Biovail Insurance Trust Indenture” means the trust indenture dated as of June 25, 2003, entered into among Biovail Insurance, Zurich Insurance Company and the other parties thereto.
     “Biovail Lux” means Biovail International S.a.r.l., a company organized under the laws of Luxembourg.
     “Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
     “Borrower” as defined in the preamble hereto.
     “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Canadian Credit Party” means, after the closing of the Merger, each of Biovail Corporation and each other Credit Party that (i) is organized under the laws of Canada or any province or territory thereof, (ii) carries on business in Canada, or (iii) has any title or interest in or to material property in Canada.
     “Canadian Dollars” and the sign “CDN$” mean the lawful money of Canada.
     “Canadian Employee Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which a Canadian Credit Party is a party or bound or in which their employees participate or under which a Canadian Credit Party has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payment or benefits may arise with respect to any of their employees or former employees, directors or officers, individuals working on contract with a Canadian Credit Party or other individuals providing services to a Canadian Credit Party of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such person), but does not include the Canada Pension Plan that is maintained by the Government of Canada or any Employee Benefit Plan.
     “Canadian Guarantee” means the Canadian Guarantee to be executed by each Canadian Credit Party satisfying clause (i) of the definition thereof substantially in the form of Exhibit H-1, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Canadian Pension Plan” means all Canadian Employee Benefit Plans that are required to be registered under Canadian provincial or federal pension benefits standards legislation.
     “Canadian Pension Plan Termination Event” means an event which would entitle a Person (without the consent of a Canadian Credit Party) to wind up or terminate a Canadian Pension Plan in full or in part, or the institution of any steps by any Person to withdraw from, terminate participation in, wind up or order the termination or wind-up of, in full or in part, any Canadian Pension Plan, or the receipt by a Canadian Credit Party of correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind-up of any Canadian Pension Plan, or an event respecting any Canadian Pension Plan which would result in the revocation of the registration of such Canadian Pension Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan.
     “Canadian Pension Plan Unfunded Liability” means an unfunded liability in respect of any Canadian Pension Plan, including a going concern unfunded liability, a solvency deficiency or wind-up deficiency.
     “Canadian Pledge and Security Agreement” means the Canadian Pledge and Security Agreement to be executed by each Canadian Credit Party (satisfying clause (i) of the definition thereof) substantially in the form of Exhibit I-2, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Cash” means money, currency or a credit balance in any demand or Deposit Account.
     “Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or the Government of Canada, or (b) issued by any agency of the United States Government or the Government of Canada, the obligations of which are backed by the full faith and credit of such government, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any province of Canada or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than 270 days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within 180 days after such date and issued or accepted by any Lender or by (a) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (x) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (y) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000, or (b) any bank listed on Schedule I of the Bank Act (Canada) that has Tier 1 capital (as defined in OSFI Guideline A-1 on Capital Adequacy Requirements) of not less than CDN$500,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; (vi) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above; and (vii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of the type analogous to the foregoing.
     “Cash Management Agreement” shall mean any agreement or arrangement to provide treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearing house fund transfer services) and other cash management services.

     “CBCA” means the Canada Business Corporations Act.
     “CCAA” means the Companies’ Creditors Arrangement Act (Canada).
     “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.
     “Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act or Part XX of the Securities Act (Ontario)) (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Parent (or, prior to the closing of the Merger, Borrower) or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent (or, prior to the closing of the Merger, Borrower); (ii) after the consummation of the Merger, Parent shall cease, directly or indirectly, to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; or (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent (or, prior to the closing of the Merger, Borrower) shall cease to be occupied by Persons who either (a) were members of the board of directors (or similar governing body) of Parent immediately following the closing of the Merger (or, prior to the closing of the Merger, of Borrower on the Closing Date) or (b) were nominated for election by the board of directors (or similar governing body) of Parent (or, prior to the closing of the Merger, Borrower), a majority of whom were members of the board of directors (or similar governing body) of Parent (or, prior to the closing of the Merger, Borrower) immediately following the closing of the Merger (or prior to the closing of the Merger, of Borrower on the Closing Date) or whose election or nomination for election was previously approved by a majority of such members; provided that in no event shall the closing of the Merger constitute or result in a Change of Control.
     “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche A Term Loan Exposure, (b) Lenders having Tranche B Term Loan Exposure, (c) Lenders having Revolving Exposure (including Swing Line Lender) and (d) Lenders having New Term Loan Exposure of each applicable Series and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche A Term Loans, (b) Tranche B Term Loans, (c) Revolving Loans (including Swing Line Loans), and (d) each Series of New Term Loans.
     “Closing Date” means the date on which the Tranche A Term Loans and the Tranche B Term Loans (other than the Delayed Draw Term Loans) are made.
     “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.
     “Closing Date Material Adverse Effect” means, with respect to any Person, any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that results from or arises in connection with (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, Canada or any foreign jurisdiction, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Closing Date Material Adverse Effect), (iv) the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, (v) any change, in and of itself, in the market price, credit rating or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Closing Date Material Adverse Effect), (vi) any change in applicable Law (as defined in the Merger Agreement), regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement or (viii) any hurricane, tornado, flood, earthquake or other natural disaster.
     “Closing Date Mortgaged Property” as defined in Section 3.1(g)(i).
     “CNI Growth Amount” shall mean, on any date of determination, (a) 50% of Cumulative Consolidated Net Income minus (b) (1) the aggregate amount at the time of determination of Restricted Junior Payments made since the Closing Date using the CNI Growth Amount pursuant to Section 6.4(k) and (2) Investments made since the Closing Date using the CNI Growth Amount pursuant to Section 6.6(i).
     “Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
     “Collateral Agent” as defined in the preamble hereto.
     “Collateral Documents” means the Pledge and Security Agreement, the Canadian Pledge and Security Agreement, the Barbados Security Documents, the U.S. Mortgages, the Canadian Mortgages, the Intellectual Property Security Agreements and all other instruments, documents and agreements delivered by or on behalf or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect, preserve or protect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations or to protect or preserve the interest of the Collateral Agent or the Secured Parties therein.
     “Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
     “Commitment” means any Revolving Commitment or Term Loan Commitment.
     “Commitment Letter” as defined in Section 10.20.
     “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
     “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Parent and its Subsidiaries on a consolidated basis equal to Consolidated Net Income for such period, plus, (i) to the extent deducted in determining Consolidated Net Income for such period, the sum, without duplication of amounts for:
     (a) Consolidated Interest Expense
     (b) provisions for taxes based on income,
     (c) total depreciation expense,
     (d) total amortization expense,
     (e) fees and expenses incurred in connection with the Transactions;
     (f) non-recurring expenses or charges;
     (g) (i) restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, excess pension charges, contract termination costs and costs to consolidate facilities and relocate employees) not to exceed $75,000,000 in any twelve-month period and (ii) restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, excess pension charges, contract termination costs and costs to consolidate facilities and relocate employees and charges in connection with the termination or settlement of employee stock options, restricted stock units and performance stock units, in each case in existence as of the Closing Date) in connection with the Transactions;
     (h) any extraordinary gain or loss and any expense or charge attributable to the disposition of discontinued operations;
     (i) fees and expenses in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder, in an aggregate amount not to exceed $75,000,000 during the term of this Agreement; and
     (j) other non-Cash charges (including impairment charges and other write offs of intangible assets and goodwill but excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash charge that was paid in a prior period);
     (k) the amount of costs savings and synergies projected by the Parent in good faith to be realized on or prior to December 31, 2011 as a result of the Transactions, net of the amount of actual cost savings and synergies realized during such period as a result of the Transaction; provided that (i) such cost savings and synergies are (A) reasonably identifiable, (B) factually supportable and (C) certified by the chief financial officer of Parent or Borrower and (ii) the aggregate amount of such cost savings and synergies increasing Consolidated Adjusted EBITDA pursuant to this clause (k) shall not exceed $300,000,000; minus
(ii) non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash items in any prior period and any such non-Cash gain relating to Cash received in a prior period (or to be received in a future period)).

     For purposes of this Agreement, Consolidated Adjusted EBITDA shall be $238,700,000, $206,300,000 and $225,900,000 for the Fiscal Quarters ended December 31, 2009, March 31, 2010 and June 30, 2010, respectively.
     “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Parent and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Parent and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.14(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.14(a), (ii) which constitute a Permitted Acquisition permitted under Section 6.8, (iii) made by Parent or any of its Subsidiaries to effect leasehold improvements to any property leased by Parent or such Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord and (iv) made with the proceeds from the issuance of Equity Interests of Parent permitted hereunder that are Not Otherwise Applied.
     “Consolidated Current Assets” means, as at any date of determination with respect to any Person, the total assets of such Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
     “Consolidated Current Liabilities” means, as at any date of determination with respect to any Person, the total liabilities of such Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.
     “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:
     (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non Cash charges reducing Consolidated Net Income (including for depreciation and amortization and impairment charges and other write offs of intangible assets and goodwill but excluding any such non Cash charge to the extent that it represents an accrual or reserve for a potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus
     (ii) the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of (1) scheduled repayments of Indebtedness for borrowed money (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (2) Consolidated Capital Expenditures, plus (b) other non Cash gains increasing Consolidated Net Income for such period (excluding any such non Cash gain to the extent it represents the reversal of an accrual or reserve for a potential Cash charge in any prior period), plus (c) the aggregate amount of Restricted Junior Payments made in Cash by Parent, Borrower or any of their respective Subsidiaries during such period pursuant to clauses (e) and (g) of Section 6.4 using Internally Generated Cash, except to the extent that such Restricted Junior Payments are made to fund expenditures that reduce Consolidated Net Income, plus (d) the aggregate amount of Investments made in cash by Parent, Borrower or any of their respective Subsidiaries during such period pursuant to clauses (g), (h), (i), (j), (k) and (l) of Section 6.6 (other than any intercompany Investments) using Internally Generated Cash. As used in this clause (ii), “scheduled repayments of Indebtedness” do not include mandatory prepayments or voluntary prepayments thereof.

     “Consolidated Interest Expense” means, for any period, (a) total interest expense (including imputed interest expense in respect of obligations under Capital Leases as determined in accordance with GAAP as well as interest required to be capitalized in accordance with GAAP) of Parent and its Subsidiaries on a consolidated basis for such period with respect to all outstanding Indebtedness of Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and the net effect of Interest Rate Agreements, but excluding, however, any amount not payable in Cash during such period and any amounts referred to in Section 2.11(e) or (f) payable on or before the Closing Date, minus (b) total interest income of Parent and its Subsidiaries on a consolidated basis for such period.
     “Consolidated Net Income” means, for any period, the net income (or loss) of Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there will be excluded (a) the income (or loss) of any Person (other than a Subsidiary of Parent) in which any other Person (other than Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or any of its Subsidiaries by such Person during such period, (b) except as otherwise expressly provided herein, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent (other than as a result of the consummation of the Merger) or is merged into or consolidated with Parent or any of its Subsidiaries (other than as a result of the consummation of the Merger) or the income (or loss) in respect of the assets of any Person accrued prior to the date such assets are acquired by Parent or any of its Subsidiaries (other than as a result of the consummation of the Merger), (c) the income of any Subsidiary of Parent (other than any such Subsidiary that is a Credit Party) during such period to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after tax gains or losses attributable to Asset Sales and casualty or condemnation events (of the type described in the definition of “Net Insurance/Condemnation Proceeds”) or returned surplus assets of any Pension Plan, in each case accrued during such period, (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses accrued during such period, (f) the cumulative effect of a change in accounting principles and (g) solely for purposes of calculating the CNI Growth Amount for such period, amortization or depreciation expense incurred during such period with respect to assets that are used or useful in the business or lines of business in which Parent and/or its Subsidiaries are engaged as of the Closing Date or similar or related or ancillary businesses; provided further that, without duplication of amounts included in clause (a) of the preceding proviso, the net income of a Specified Joint Venture for such period shall be included in the calculation of Consolidated Net Income in proportion to Parent and its Subsidiaries’ Equity Interests in such Specified Joint Venture (provided that the net income of all Specified Joint Ventures included pursuant to this proviso for any period shall not exceed 10% of the aggregate Consolidated Net Income for Parent and its Subsidiaries for such period).
     “Consolidated Secured Indebtedness” means, as of any date of determination, Consolidated Total Debt that is secured by a Lien on any assets of Parent and its Subsidiaries.
     “Consolidated Total Assets” means, as of any date of determination, the total assets of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP (net of unrestricted and unencumbered Cash and Cash Equivalents of Parent and its Subsidiaries as of such date in an amount not to exceed $100,000,000), provided that the term “Indebtedness” (for purposes of this definition) shall not include (i) any letter of credit, except to the extent of unreimbursed amounts thereunder, provided that Consolidated Total Debt shall not include (x) any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until 1 day after such amount is drawn and (y) the Net Mark-to-Market Exposure of any Hedge Agreement, provided further that, for purposes of the definition of “Consolidated Total Debt” the Indebtedness in respect of convertible debt securities shall be deemed to be the aggregate principal amount thereof outstanding as of such date of determination.
     “Consolidated Working Capital” means, as at any date of determination, the Consolidated Current Assets of Parent minus the Consolidated Current Liabilities of Parent, in each case as of such date. Consolidated Working Capital at any date may be a positive or negative number.
     “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the Consolidated Working Capital as of the beginning of such period minus the Consolidated Working Capital as of the end of such period. The Consolidated Working Capital Adjustment for any period may be a positive or negative number. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period.
     “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Contribution Agreement” means a contribution agreement substantially in the form of Exhibit L among the Credit Parties and Administrative Agent.
     “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
     “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
     “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.11 or Section 5.16, as applicable, or a similar agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which Parent or the Subsidiary becomes a Guarantor hereunder. Such Counterpart Agreement may, if reasonably requested by Borrower, include limitations on guarantees applicable to such Subsidiary and required under Applicable Law.
     “Credit Date” means the date of a Credit Extension.
     “Credit Document” means any of this Agreement, the Notes, if any, the Fee Letter, the Canadian Guarantee, the Barbados Guarantee, the Counterpart Agreements, if any, the Collateral Documents, any documents or certificates executed by Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by or on behalf of or at the request of a Credit Party (or any officer of a Credit Party pursuant to the terms hereof) for the benefit of any Agent, Issuing Bank or any Lender in connection herewith on or after the date hereof.
     “Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

     “Credit Party” means Parent, Borrower and each Guarantor; provided that, prior to the closing of the Merger, none of Parent or any of its Subsidiaries (prior to giving effect to the Merger) will be a Credit Party for purposes hereof.
     “Cumulative Consolidated Net Income” means, as of any date of determination, Consolidated Net Income of the Parent and its Subsidiaries for the period (taken as one accounting period) commencing on the first day of the fiscal quarter of Parent in which the Closing Date occurs and ending on the last day of the most recently ended fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 5.1(a) or Section 5.1(b), and the related Compliance Certificate required to be delivered pursuant to Section 5.1(c), have been received by Administrative Agent, provided that for the purposes of this definition, the Consolidated Net Income for the period commencing on the first day of the fiscal quarter of Parent in which the Closing Date occurs and ending on the Closing Date, shall be the Consolidated Net Income of the Parent and its Subsidiaries and Borrower and its Subsidiaries on a Pro Forma Basis for such period.
     “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes.
     “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
     “Default Excess” means, with respect to any Funds Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Funds Defaulting Lenders (including such Funds Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Funds Defaulting Lender.
     “Default Period” means, (x) with respect to any Funds Defaulting Lender, the period commencing on the date that such Lender became a Funds Defaulting Lender and ending on the earliest of: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) or such Defaulting Lender shall have paid all amounts due under Section 9.6, as the case may be, and (b) such Defaulting Lender shall have delivered to Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Borrower, Administrative Agent and Requisite Lenders waive all failures of such Defaulting Lender to fund or make payments required hereunder in writing; and (y) with respect to any Insolvency Defaulting Lender, the period commencing on the date such Lender became an Insolvency Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date that such Defaulting Lender ceases to hold any portion of the Loans or Commitments.
     “Defaulted Loan” means any Revolving Loan or portion of any unreimbursed payment under Section 2.3(b)(v) or 2.4(e) not made by any Lender when required hereunder.
     “Defaulting Lender” means any Funds Defaulting Lender or Insolvency Defaulting Lender.

     “Delayed Draw Commitment” means the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan on the Delayed Draw Funding Date and “Delayed Draw Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Commitments as of the Closing Date is $125,000,000.
     “Delayed Draw Commitment Termination Date” means the date which is the earliest to occur of (x) December 31, 2010, (y) the first date on which a borrowing pursuant to Section 2.1(c) has been made and (z) the first date on which all undrawn Delayed Draw Commitments have been terminated or reduced to zero pursuant to the terms hereof.
     “Delayed Draw Funding Date” means the date after the Closing Date and prior to the Delayed Draw Commitment Termination Date on which Delayed Draw Term Loans are funded.
     “Delayed Draw Term Loan” means a Tranche B Term Loan made by a Lender pursuant to Section 2.1(a)(iii).
     “Delayed Draw Term Loan Exposure” means, with respect to any Lender as of any date of determination, that Lender’s Delayed Draw Commitment.
     “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
     “Designated Noncash Consideration” means non-Cash consideration received by Parent or any of its Subsidiaries in connection with an Asset Sale that is designated by Parent as Designated Noncash Consideration, less the amount of Cash received in connection with a subsequent sale of such Designated Noncash Consideration, which Cash shall be considered Net Asset Sale Proceeds received as of such date and shall be applied pursuant to Section 2.14(a).
     “Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Term Loan Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations (other than contingent amounts not yet due), the cancellation or expiration of all Letters of Credit and the termination of the Commitments).
     “Dividend” means the Pre-Merger Special Dividend (as such term is defined in the Merger Agreement) to be made on the Closing Date, immediately prior to the consummation of the Merger, pro rata to Borrower’s shareholders on the record date of such for such dividend.
     “Documentation Agent” as defined in the preamble hereto.

     “Dollars” and the sign “$” mean the lawful money of the United States of America.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act or as defined under the Canadian Securities Administrators National Instrument 45-106, as amended, supplemented, replaced or otherwise modified from time to time) and which extends credit or buys loans in the ordinary course of business; provided, neither any Credit Party nor any Affiliate thereof shall be an Eligible Assignee.
     “Employee Benefit Plan” means, in respect of any Credit Party, any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Parent, Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates in each case other than any Canadian Employee Benefit Plan.
     “Environmental Claim” means any notice of violation, claim, legal charge, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of or liability under any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Release or threat of Release of any Hazardous Materials; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Laws” means any and all foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, by-laws, orders, rules, codes, guidelines, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) the generation, use, storage, treatment, presence, handling, abatement, remediation, transportation or Release or threat of Release of Hazardous Materials; (ii) as it relates to exposure to Hazardous Materials, occupational safety and health and industrial hygiene; or (iii) land use or the protection of the environment, natural resources, or human, plant or animal safety, health or welfare, in each of cases (i) through (iii), in any manner applicable to Parent or any of its Subsidiaries or any Facility.
     “Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing (excluding convertible securities to the extent constituting “Indebtedness” for purposes of this Agreement).
     “Equivalent Amount” means, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount denominated in a currency other than Dollars, the equivalent amount thereof in Dollars at such time on the basis of the Spot Rate as of such time for the purchase of Dollars with such currency.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
     “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Parent or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Parent or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Parent or such Subsidiary and with respect to liabilities arising after such period for which Parent or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
     “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Parent, Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Parent, Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Parent, Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Parent, Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Parent, Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Parent, Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Parent, Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien on the assets of Parent, Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code by Parent, Borrower, any of their Subsidiaries or any of their respective ERISA Affiliates.
     “Escrow Corp” means a newly formed wholly owned Subsidiary of the Borrower.

     “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
     “Event of Default” means each of the conditions or events set forth in Section 8.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
     “Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary, to the extent such Subsidiary is prohibited by contractual requirements, including the Organizational Documents of such Subsidiary (other than contractual requirements entered into by such Subsidiary to avoid guaranteeing the Obligations) from guaranteeing the Obligations and (b) any Immaterial Subsidiary.
     “Excluded Taxes” means, with respect to any Agent, any Lender (including each Swing Line Lender and Issuing Bank) or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) any Taxes imposed on (or measured by) its net income (or any franchise or similar Taxes in lieu thereof) by a jurisdiction in which the recipient is organized, resident or, in the case of any Lender, in which its lending office is located, (b) any branch profits tax within the meaning of section 884(a) of the Internal Revenue Code or similar Tax imposed by any jurisdiction described in clause (a), (c) in the case of a Non-U.S. Lender, any U.S. federal withholding tax that is imposed pursuant to any law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new applicable lending office (or assignment), to receive additional amounts with respect to such United States federal withholding Tax pursuant to Section 2.20(b), (d) any U.S. federal withholding tax under current Sections 1471 through 1474 of the Internal Revenue Code or any amended version or successor provision that is substantively comparable to and, in each case, any regulations promulgated thereunder and any interpretation and other guidance issued in connection therewith and (e) any withholding tax (including U.S. federal backup withholding tax) that is attributable to a Lender’s failure to comply with Section 2.20(d).
     “Existing Notes” means the 2016 Notes and the 2020 Notes.
     “Existing Biovail Facility” means that certain credit agreement, dated as of June 9, 2009, among Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent.
     “Existing Valeant Facility” means that certain credit and guaranty agreement, dated as of May 26, 2010, among Borrower, the guarantors party thereto, Goldman Sachs Lending Partners L.P., as sole lead arranger, and Goldman Sachs Bank USA, as administrative agent and collateral agent.
     “Extending Lender” as defined in Section 10.5(d).
     “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Parent or any of its Subsidiaries or any of their respective predecessors or Affiliates.
     “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code.
     “Federal Funds Effective Rate” means, for any day, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” as defined in Section 10.20.
     “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Parent that such financial statements fairly present, in all material respects, the financial condition of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.
     “Financial Plan” as defined in Section 5.1(i).
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
     “First-Tier Foreign Subsidiary” means a Foreign Subsidiary that is a direct Subsidiary of (x) Borrower or (y) any Guarantor that is a Domestic Subsidiary of Borrower.
     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
     “Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on December 31 of each calendar year.
     “Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Funding Notice” means a notice substantially in the form of Exhibit A-1.
     “Funds Defaulting Lender” means any Lender who (i) other than at the direction or request of any regulatory agency or authority, defaults in its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(v) or 2.4(e) or its Pro Rata Share of any payment under Section 9.6, (ii) has notified Borrower or Administrative Agent in writing, or has made a public statement, that it does not intend to comply with its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(v) or 2.4(e) or its Pro Rata Share of any payment under Section 9.6, (iii) has failed to confirm that it will comply with its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(v) or 2.4(e) or its Pro Rata Share of any payment under Section 9.6 within five Business Days after written request for such confirmation from Administrative Agent (which request may only be made after all conditions to funding have been satisfied); provided that such Lender shall cease to be a Funds Defaulting Lender upon receipt of such confirmation by Administrative Agent, or (iv) has failed to pay to Administrative Agent or any other Lender any amount (other than its portion of any Revolving Loan or amounts required to be paid under Section

2.3(b)(v), 2.4(e) or 9.6 or any other amount that is de minimis) due under any Credit Document within five Business Days of the date due, unless such amount is the subject of a good faith dispute.
     “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
     “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
     “Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency, organization, central bank, tribunal or instrumentality or political subdivision thereof or any other entity, officer or examiner exercising executive, legislative, judicial, regulatory, governmental (quasi-governmental) or administrative functions of or pertaining to any government or any court or central bank, in each case whether associated with a state of the United States, the United States, a province or territory of Canada, Canada, Barbados, or a foreign entity or government.
     “Governmental Authorization” means any permit, license, approval, authorization, plan, directive, direction, certificate, accreditation, registration, notice, agreement, consent order or consent decree or other like instrument of, from or required by any Governmental Authority.
     “Grantor” means Parent, Borrower and each of their Subsidiaries, in each case granting a Lien to Collateral Agent to secure any Obligations; provided that, prior to the closing of the Merger, none of Parent or any of its Subsidiaries (prior to giving effect to the Merger) will be a Grantor for purposes hereof.
     “GSLP” as defined in the preamble hereto.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” as a verb has a corresponding meaning.
     “Guaranteed Obligations” as defined in Section 7.1.
     “Guarantor” means, (i) on the Closing Date, Borrower and each of its Subsidiaries listed on Schedule 1.1 and (ii) thereafter, any Person that executes a Counterpart Agreement, a Canadian Guarantee or a Barbados Guarantee pursuant to Section 5.11 (including Parent and each of its Subsidiaries (prior to giving effect to the Merger) listed on Schedule 5.16).
     “Guarantor Subsidiary” means each Guarantor other than Parent.
     “Guaranty” means the guaranty of each Guarantor set forth in Section 7.

     “Hazardous Materials” means any chemical, material or substance: (i) that is prohibited, limited, restricted or otherwise regulated under Environmental Laws, (ii) that may or could reasonably be expected to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment, or (iii) that are included in the definition of “hazardous substances,” “waste,” “hazardous waste,” “hazardous materials,” “toxic substances,” “pollutants,” “polluting substance,” “contaminants,” “contamination,” “dangerous goods,” “deleterious substances” or words of similar import under any Environmental Law.
     “Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of these transactions; provided that (x) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent, Borrower or any of their respective Subsidiaries shall be a Hedge Agreement, (y) such agreement has not been entered into for speculative purposes and (z) such agreements are with a Lender Counterparty.
     “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such Applicable Law which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Law now allows.
     “Historical Financial Statements” means as of the Closing Date, (A) (i) the audited consolidated financial statements of Borrower and its Subsidiaries, for the immediately preceding three Fiscal Years ended more than 90 days prior to the Closing Date, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited consolidated financial statements of Borrower and its Subsidiaries as of the most recent ended Fiscal Quarter after the date of the most recent audited consolidated financial statements and ended at least 45 days prior to the Closing Date, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and (B) (i) the audited consolidated financial statements of Parent and its Subsidiaries (other than Borrower and its Subsidiaries), for the immediately preceding three Fiscal Years ended more than 90 days prior to the Closing Date, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited consolidated financial statements of Parent and its Subsidiaries (other than Borrower and its Subsidiaries) as of the most recent ended Fiscal Quarter ended after the date of the most recent audited consolidated financial statements and ended at least 45 days prior to the Closing Date, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in each case, certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries and Parent and its Subsidiaries, respectively, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments and the absence of footnotes in the case of the unaudited consolidated financial statements.
     “Immaterial Subsidiary” means any Subsidiary of Parent (or, prior to the closing of the Merger, of Borrower), designated in writing to Administrative Agent by Parent (or Borrower) as an “Immaterial Subsidiary”, that, individually and collectively with all other Immaterial Subsidiaries as of the relevant date of determination, has (i) total assets as of such date of less than 7.5% of the consolidated total assets of Parent and its Subsidiaries (or, prior to the closing of the Merger, of Borrower and its Subsidiaries) as of such date and (ii) total revenues for the ended four-fiscal-quarter period most recently ended prior to such date of less than 7.5% of the consolidated total revenues of Parent and its Subsidiaries (or, prior to the closing of the Merger, of Borrower and its Subsidiaries) for such period. It is understood and agreed that Parent (or Borrower) may, from time to time, redesignate any Immaterial Subsidiary as a non-Immaterial Subsidiary to the extent that the requirements set forth in Section 5.11 are satisfied with respect to such Subsidiary at or prior to the date of such redesignation.
     “Increased Amount Date” as defined in Section 2.24.
     “Increased Cost Lender” as defined in Section 2.23.
     “Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness of such Person for borrowed money (including for the avoidance of doubt, convertible debt securities); (ii) that portion of obligations of such Person with respect to Capital Leases that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit to such Person whether or not representing obligations for borrowed money; (iv) any obligation of such Person owed for all or any part of the deferred purchase price of property or services including any earn out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness of such Person secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person; (vi) the face amount of any letter of credit issued for the account of such Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests issued by such Person; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of another Person to the extent such obligation would constitute Indebtedness pursuant to any of clauses (i) through (vii) or clause (xi) hereof; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation constituting Indebtedness pursuant to clauses (i) through (vii) or (xi) hereof of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation constituting Indebtedness pursuant to clauses (i) through (vii) or (xi) hereof of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) the Net Mark-to-Market Exposure of any Hedge Agreement. The amount of Indebtedness of any Person for purposes of clause (v) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
     “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (expectation, reliance or otherwise, and including natural resource damages), penalties, claims (including Environmental Claims), fines, orders, actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release or threat of Release of Hazardous Materials)

and expenses (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any Applicable Law or on contract or otherwise, that may be issued to, imposed on, incurred or suffered by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the Commitment Letter and the Fee Letter (and any related engagement letter) delivered by any Agent or any Lender to Parent and Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Release or threat of Release of Hazardous Materials related to Parent, Borrower or any of their respective Subsidiaries, including such claims or activities relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, occupation or use, or practice by or of Parent, Borrower or any of their respective Subsidiaries.
     “Indemnified Taxes” means any Taxes other than Excluded Taxes and Other Taxes.
     “Indemnitee” as defined in Section 10.3(a).
     “Indemnitee Agent Party” as defined in Section 9.6.
     “Initial Draw Tranche B Term Loan” means a Tranche B Term Loan made by a Lender to Borrower pursuant to Section 2.1(a)(ii)(x).
     “Initial Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan (consisting of an Initial Draw Tranche B Term Loan and a Second Draw Tranche B Term Loans) on the Closing Date and “Initial Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Initial Tranche B Term Loan Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Tranche B Term Loan Commitments as of the Closing Date is $1,500,000,000.
     “Insolvency Defaulting Lender” means any Lender with a Revolving Commitment who (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (iii) becomes the subject of an appointment of a receiver, intervenor or conservator under any Insolvency Laws now or hereafter in effect; provided that a Lender shall not be an Insolvency Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or an instrumentality thereof of any Equity Interest in such Lender or a parent company thereof.
     “Insolvency Laws” means any of the Bankruptcy Code, the BIA, the CCAA, the WURA and the CBCA, and any other applicable insolvency, corporate arrangement or restructuring or other similar law of any jurisdiction including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
     “Installment” as defined in Section 2.12.

     “Installment Date” as defined in Section 2.12.
     “Intellectual Property” as defined in the Pledge and Security Agreement, the Canadian Pledge and Security Agreement and the Barbados Security Documents, as applicable.
     “Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.
     “Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement or the Canadian Pledge and Security Agreement, as applicable.
     “Intercompany Note” means a promissory note substantially in the form of Exhibit J-1 evidencing Indebtedness owed among Credit Parties and their Subsidiaries.
     “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four Fiscal Quarter period then ended to (ii) Consolidated Interest Expense for such four Fiscal Quarter period.
     “Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
     “Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or interest periods of nine or twelve months if mutually agreed upon by Borrower and the applicable Lenders), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes.
     “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

     “Internally Generated Cash” means, with respect to any period, any cash of Parent and its Subsidiaries generated during such period, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and any cash that is received from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.
     “Investment” means (i) any direct or indirect purchase or other acquisition by Parent or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Borrower or a Guarantor Subsidiary); (ii) any direct or indirect purchase or other acquisition for value, by any Subsidiary of Parent from any Person (other than Parent or any other Credit Party), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Parent or any of its Subsidiaries to any other Person (other than Parent or any other Credit Party), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment, less an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made).
     “Issuance Notice” means an Issuance Notice in form and substance reasonably satisfactory to Issuing Bank.
     “Issuing Bank” means The Bank of Nova Scotia, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.
     “Jefferies” as defined in the preamble hereto.
     “Joinder Agreement” means an agreement substantially in the form of Exhibit K.
     “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form and, for the avoidance of doubt, includes a Specified Joint Venture; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
     “Judgment Conversion Date” as defined in Section 10.25(a).
     “Judgment Currency” as defined in Section 10.25(a).
     “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.
     “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.
     “Lender Counterparty” means, at any time, each Person that is a counterparty to a Hedge Agreement or Cash Management Agreement, provided that such Person is a Lender, an Agent, or an Affiliate of a Lender or Agent at such time or was a Lender, an Agent or an Affiliate of a Lender or Agent, at the time such Hedge Agreement or Cash Management Agreement was entered into or, in the case of any such Hedge Agreement or Cash Management Agreement in effect as of the Closing Date, is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Closing Date.
     “Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.
     “Letter of Credit Sublimit” means, as of any date of determination, the lesser of (i) $125,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.
     “Letter of Credit Usage” means, as of any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.
     “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date.
     “Lien” means (i) any lien, mortgage, hypothecation, deed of trust, pledge, assignment, security interest, charge, deposit arrangement or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
     “Loan” means any of a Tranche A Term Loan, a Tranche B Term Loan, a Revolving Loan, a Swing Line Loan and a New Term Loan.
     “Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely pay its Obligations when due or (iii) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
     “Material Real Estate Asset” means any fee owned Real Estate Asset having a fair market value in excess of $20,000,000; provided that in no event shall Material Real Estate Assets include the Real Estate Assets of Parent and its Subsidiaries owned as of the Closing Date and located in (a) Carolina, Puerto Rico and (b) Christ Church, Barbados.
     “Merger” means the merger of Borrower with and into a Subsidiary of Parent pursuant to the Merger Agreement.
     “Merger Agreement” means the Agreement and Plan of Merger, dated as of June 20, 2010, among Borrower, Parent, Biovail Americas Corp. and Beach Merger Corp., together with all exhibits, schedules, documents, agreements, and instruments executed and delivered in connection therewith, as the same may be amended, or modified in accordance with the terms and provisions thereof.
     “Merger Certificate” as defined in Section 3.3(a)(1).

     “Moody’s” means Moody’s Investors Service, Inc.
     “Morgan Stanley” as defined in the preamble hereto.
     “Mortgage” means a mortgage, in form and substance reasonably satisfactory to the Collateral Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
     “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Parent and its Subsidiaries that complies with the applicable requirements under the Exchange Act for a “Management Discussion and Analysis” for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
     “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of milestone payment), but only as and when so received) received by Parent or any of its Subsidiaries from such Asset Sale, minus (ii) any reasonable fees and out-of-pocket expenses and bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities, contributions, cost sharings and representations and warranties to purchaser or any advisor in respect of such Asset Sale undertaken by Parent or any of its Subsidiaries in connection with such Asset Sale and (d) fees paid for legal and financial advisory services in connection with such Asset Sale; provided that proceeds from Asset Sales permitted under clauses (e) or (g) of Section 6.8, shall not be included in the calculation of proceeds for purposes of this definition except as expressly set for in such clauses.
     “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Parent or any of its Subsidiaries (a) under any property damage or casualty insurance policies in respect of any covered loss thereunder or (b) as a result of the taking of any assets of Parent or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Parent or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Parent or such Subsidiary in respect thereof, and (b) any reasonable fees and out-of-pocket expenses and bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.
     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement as of the date of determination (assuming the Hedge Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement as of the date of determination (assuming such Hedge Agreement were to be terminated as of that date).

     “New Revolving Commitments” as defined in Section 2.24.
     “New Revolving Lender” as defined in Section 2.24.
     “New Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Revolving Loans of such Lender.
     “New Revolving Loan Maturity Date” means the date on which New Revolving Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.
     “New Revolving Loans” as defined in Section 2.24.
     “New Term Loan Commitments” as defined in Section 2.24.
     “New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender as of such date.
     “New Term Loan Lender” as defined in Section 2.24.
     “New Term Loan Maturity Date” means the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.
     “New Term Loans” as defined in Section 2.24.
     “Non-Consenting Lender” as defined in Section 2.23.
     “Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
     “Non-U.S. Lender” as defined in Section 2.20(d).
     “Not Otherwise Applied” means, with reference to any amount of any transaction or event, that such amount (i) was not required to be applied to prepay the Loans pursuant to Section 2.14, and (ii) was not previously applied in determining the permissibility of a transaction under the Credit Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount.
     “Note” means a Tranche A Term Loan Note, a Tranche B Term Loan Note, a Revolving Loan Note or a Swing Line Note.
     “Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.
     “Obligation Currency” as defined in Section 10.25(a).
     “Obligations” means all obligations of every nature of each Credit Party owing to any Secured Party (including former Agents) (but limited, in the case of obligations in respect of Hedge Agreement and Cash Management Agreements, to those obligations owing to Lender Counterparties) under any Credit Document, Hedge Agreement or Cash Management Agreement whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements or Cash Management Agreements, fees, expenses, indemnification or otherwise.
     “Obligee Guarantor” as defined in Section 7.7.
     “Offering Memorandum” means the offering memorandum relating to the Senior Notes dated as of September 21, 2010.
     “Organizational Documents” means (i) with respect to any corporation or company or society with restricted liability, its certificate, memorandum or articles of incorporation, organization, association or amalgamation, its letters patent or other constating documents, in each case, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a Governmental Authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Governmental Authority.
     “Other Taxes” as defined in Section 2.20(e).
     “Parent” as defined in the preamble hereto.
     “Participant Register” as defined in Section 10.06(g)(2).
     “PATRIOT Act” as defined in Section 3.1(s).
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “PCTFA” as defined in Section 4.24.
     “Pension Plan” means, in respect of any Credit Party, any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
     “Permitted Acquisition” means any acquisition by Parent or any of its wholly owned Subsidiaries, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, or a product or a product candidate of, any Person; provided that:
     (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
     (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Applicable Law and in conformity with all applicable Governmental Authorizations;
     (iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to

Applicable Law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Parent in connection with such acquisition shall be owned 100% by Parent, Borrower or a Guarantor Subsidiary, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Parent, each of the actions set forth in Sections 5.11 and/or 5.12, as applicable;
     (iv) Parent and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a Pro Forma Basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended for which financial statements are required to have been delivered pursuant to Section 5.1(a) or 5.1(b), as applicable (as determined in accordance with Section 6.7(d));
     (v) in the case of an acquisition involving aggregate consideration in excess of $25,000,000, Borrower shall have delivered to Administrative Agent at least five (5) days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above and (ii), all other relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7; and
     (vi) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Parent and/or its Subsidiaries are engaged as of the Closing Date or similar or related or ancillary businesses.
     “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
     “Permitted Secured Notes” means debt securities of any Credit Party that are secured by a Lien ranking pari passu with or junior to the Liens securing the Obligations; provided that (a) the terms of such debt securities do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the latest Term Loan Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Parent, Borrower and their respective Subsidiaries than those in this Agreement, (c) the Borrower will cause the collateral agent or representatives for the holders of Permitted Secured Notes to enter into an intercreditor agreement with Collateral Agent in form and substance usual and customary for transactions of this type and otherwise satisfactory to Collateral Agent in its sole discretion, (d) at the time that any such Permitted Secured Notes are issued (and after giving effect thereto) no Default or Event of Default shall exist, be continuing or result therefrom, (e) on a Pro Forma Basis after giving effect to the incurrence of such Permitted Secured Notes (and the use of proceeds thereof), Parent shall be in compliance with the covenants set forth in Section 6.7(a) and (b) as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered pursuant to Section 5.1(a) or (b), as applicable, in each case, as if such Permitted Secured Notes had been outstanding on the last day of such Fiscal Quarter and (f) no Subsidiary of Borrower (other than a Guarantor) shall be an obligor and no Permitted Secured Notes shall be secured by any collateral other than the Collateral.
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
     “Platform” as defined in Section 5.1(n).

     “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit I-1, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Post-Merger Special Dividend” as defined in the Merger Agreement.
     “PPSA” means the Personal Property Security Act (Ontario), provided, however, if the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority of Collateral Agent’s security interest in any Collateral are governed by the personal property security laws or laws relating to personal or movable property of any jurisdiction other than Ontario, PPSA shall also include those personal property security laws or laws relating to movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions.
     “Prescription Drug Business” means the business or businesses comprising the Borrower’s and/or its Subsidiaries’ businesses in Central Europe and Latin America as of the Closing Date.
     “Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any Agent or any other Lender may otherwise make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.
     “Projections” as defined in Section 4.8.
     “Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Section 6.7 or for purposes of determining the Leverage Ratio or Secured Leverage Ratio as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute (or will be permitted as) a Permitted Acquisition or any Indebtedness (including New Term Loans) or Liens may be incurred, since the beginning of) the four consecutive Fiscal Quarter period most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including expected cost savings (without duplication of actual cost savings) to the extent (a) such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act as interpreted by the Staff of the Securities and Exchange Commission, and as certified by a financial officer of Parent or Borrower or (b) Parent or Borrower in good faith believes that such cost savings will be realized within one year after the applicable Permitted Acquisition or sale, transfer or other disposition of material assets outside the ordinary course of business and all steps necessary for the realization of such cost savings have been taken as certified by a financial officer of Parent or Borrower). Notwithstanding the foregoing, for all purposes under this Agreement, other than as permitted by clause (k) of the definition of “Consolidated Adjusted EBITDA”, no cost savings or synergies relating to the Transactions shall be included for purposes of calculating any financial covenants contained in Section 6.7 or for purposes of determining the Leverage Ratio or Secured Leverage Ratio until actually realized.

     “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan Commitment or Tranche A Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche A Term Loan Exposure of that Lender by (b) the aggregate Tranche A Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders; (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders (exclusive of the Revolving Exposure of the Swing Line Lender and the Issuing Bank in their capacities as such); and (iv) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche A Term Loan Exposure, the Tranche B Term Loan Exposure, the Revolving Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Tranche A Term Loan Exposure, the aggregate Tranche B Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders (exclusive of the Revolving Exposure of the Swing Line Lender and the Issuing Bank in their capacities as such).
     “Public Lenders” means Lenders that do not wish to receive material non-public information with respect to Parent, its Subsidiaries or their respective Securities.
     “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
     “Refinancing” means (i) the redemption of all of the 2016 Notes and the 2020 Notes, (ii) the repayment in full and termination of the Existing Valeant Facility and (iii) the repayment in full and termination of the Existing Biovail Facility.
     “Refinancing Indebtedness” as defined in Section 6.1(r).
     “Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).
     “Register” as defined in Section 2.7(b).
     “Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
     “Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
     “Reimbursement Date” as defined in Section 2.4(d).
     “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     “Release” means any release, spill, emission, emanation, leaking, pumping, pouring, injection, spraying, escaping, deposit, disposal, discharge, dispersal, dumping, abandonment, placing, exhausting, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
     “Replacement Lender” as defined in Section 2.23.
     “Required Prepayment Date” as defined in Section 2.15(c).
     “Requisite Lenders” means one or more Lenders having or holding Tranche A Term Loan Exposure, Tranche B Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) the aggregate Tranche B Term Loan Exposure of all Lenders, (iii) the aggregate Revolving Exposure of all Lenders and (iv) the aggregate New Term Loan Exposure of all Lenders.
     “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Parent, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Parent) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock (or, in the case of preferred stock, in shares of that class of stock or in common stock) to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Parent or Borrower or any of their respective Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Parent, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or Parent) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness owed to a Person that is not Borrower or a Guarantor (other than (x) regularly scheduled payments of interest and principal in respect of any Subordinated Indebtedness and (y) the conversion of convertible securities to common stock of Parent, in each case in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued).
     “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $125,000,000.
     “Revolving Commitment Period” means the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.
     “Revolving Commitment Termination Date” means the earliest to occur of (i) the date that is four and one-half years after the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14 and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

     “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment as of such date; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans, in each case as of such date.
     “Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a).
     “Revolving Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “S&P” means Standard & Poor’s, a Division of The McGraw Hill Companies, Inc.
     “Second Draw Tranche B Term Loans” means a Tranche B Term Loan made by a Lender to Borrower pursuant to Section 2.1(a)(ii)(y).
     “Secured Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Secured Indebtedness as of such date to (b) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date.
     “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement, the Canadian Pledge and Security Agreement and the Barbados Security Documents, as applicable.
     “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Senior Notes” shall mean, collectively, the 6.750% Senior Notes due 2017 of the Borrower and the 7.000% Senior Notes due 2020 of the Borrower.
     “Series” as defined in Section 2.24.
     “Solvency Certificate” means a Solvency Certificate of the chief financial officer of each Credit Party substantially in the form of Exhibit F-2.
     “Solvent” means, with respect to any Credit Party, that as of the date of determination (after giving effect to all rights of reimbursement, contribution and subrogation under Applicable Law and the Credit Documents), if subject to the Insolvency Laws of (a) any jurisdiction other than Canada or any political subdivision thereof, (i) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (ii) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (iii) such Credit Party has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) Canada or any political subdivision thereof, (i) the property of such Credit Party is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due, (ii) the property of such Credit Party is, at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of such Credit Party; and (iii) such Credit Party has not ceased paying its current obligations in the ordinary course of business as they generally become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 or any other analogous criteria in any jurisdiction).
     “Specified Asset Disposition” means the sale, transfer or other disposition of Retigabine (and for the avoidance of doubt, Intellectual Property related thereto) in accordance with Section 6.8.
     “Specified Joint Venture” with respect to any Person, means a Joint Venture (a) in which such Person, directly or indirectly (i) owns more than 50% of the Equity Interests (or owns at least 50% of the Equity Interests if such Joint Venture is consolidated in the financial statements of such Person) and (ii) with respect to any Joint Venture in which such Person owns more than 50% of the Equity Interests, exercises control (as defined in the definition of “Affiliate”) and (b) that is designated in writing by the Board of Directors (or equivalent governing body) of such Person as a “Specified Joint Venture” for purposes of this Agreement.
     “Specified Representations” means the representations and warranties set forth in Sections 4.1, 4.3, 4.4, 4.6, 4.16, 4.21, 4.24, 4.25 and 4.26.
     “Spot Rate” means, on any day, for purposes of determining the Equivalent Amount of any currency, the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currencies page for such currency. In the event that such rate does not appear on the Reuters Currencies page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Administrative Agent and Borrower or, in the absence of such an agreement, the Spot Rate shall instead be the arithmetic average of the spot rates of exchange of Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as Administrative Agent shall elect after determining that such rates shall be the basis for determining the Spot Rate on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
     “Subordinated Indebtedness” means Indebtedness that, by its terms, is subordinated in right and time of payment to the Obligations on terms reasonably satisfactory to Administrative Agent and containing such terms and conditions that are market terms and conditions on the date of issuance.
     “Subsidiary” means, with respect to any Person, any corporation, company, partnership, limited liability company, unlimited liability company, association, society with restricted liability, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, legally or beneficially, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof; provided, in no event shall any Specified Joint Venture with respect to which such Person is party be considered to be a Subsidiary.
     “Swing Line Lender” means GSLP in its capacity as the lender of Swing Line Loans hereunder, together with its permitted successors and assigns in such capacity.
     “Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.3.
     “Swing Line Note” means a promissory note in the form of Exhibit B-4, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Swing Line Sublimit” means, as of any date of determination, the lesser of (i) $25,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.
     “Syndication Agent” as defined in the preamble hereto.
     “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, including any interest, additions to tax or penalties thereto, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.
     “Term Loan” means a Tranche A Term Loan, a Tranche B Term Loan and a New Term Loan.
     “Term Loan Commitment” means the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.
     “Term Loan Maturity Date” means the Tranche A Term Loan Maturity Date, the Tranche B Term Loan Maturity Date and the New Term Loan Maturity Date of any Series of New Term Loans.
     “Terminated Lender” as defined in Section 2.23.
     “Title Policy” as defined in Section 3.1(g)(iv).
     “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.
     “Tranche A Term Loan” means a Tranche A Term Loan made by a Lender to Borrower pursuant to Section 2.1(a)(i).
     “Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche A Term Loan and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche A Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $1,000,000,000.
     “Tranche A Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche A Term Loans of such Lender as of such date; provided, at any time prior to the making of the Tranche A Term Loans, the Tranche A Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche A Term Loan Commitment at such time.
     “Tranche A Term Loan Maturity Date” means the earlier of (i) the fifth anniversary of the Closing Date, and (ii) the date on which all Tranche A Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
     “Tranche A Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Tranche B Term Loan” means any of an Initial Draw Tranche B Term Loan, a Second Draw Tranche B Term Loan and a Delayed Draw Term Loan.
     “Tranche B Term Loan Commitment” means, as to any Lender, such Lender’s Initial Tranche B Term Loan Commitment, if any, and such Lender’s Delayed Draw Commitment, if any. The original aggregate principal amount of the Tranche B Term Loan Commitments is $1,625,000,000.
     “Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the sum of (i) the outstanding principal amount of the Tranche B Term Loans of such Lender and (ii) the aggregate amount of the Delayed Draw Commitments of such Lender, in each case as of such date; provided that, at any time prior to the making of the Tranche B Term Loans, the Tranche B Term Loan Exposure of any Lender shall be equal to the aggregate amount of such Lender’s Tranche B Term Loan Commitment and Delayed Draw Commitment at such time.
     “Tranche B Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date, and (ii) the date that all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
     “Tranche B Term Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Transactions” means the entry into this Agreement and the Credit Documents and the making of the Loans hereunder on the Closing Date, the Refinancing, the payment of the Dividend, the consummation of the Merger, the issuance of the Senior Notes and the payment of all fees and expenses related thereto.
     “Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.
     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     “U.S. Lender” as defined in Section 2.20(d).

     “Valeant Convertible Notes” means the Borrower’s 4.000% Convertible Subordinated Notes due 2013, issued under that certain indenture dated as of November 19, 2003, among the Borrower, Ribapharm Inc. as co-obligor and The Bank of New York, as trustee.
     “Waivable Mandatory Prepayment” as defined in Section 2.15(c).
     “WURA” means the Winding-Up and Restructuring Act (Canada).
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; provided that, if Parent or Borrower notifies the Administrative Agent that Parent or Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent or Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Financial statements and other information required to be delivered by Parent to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable).
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub lease and sub license, as applicable. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation. In this Agreement, where the terms “continuing,” “continuance” or words to similar effect are used in relation to a Default or an Event of Default, the terms shall mean only, in the case of a Default, that the applicable event or circumstance has not been waived or, if capable of being cured, cured, prior to the event becoming or resulting in an Event of Default, and in the case of an Event of Default, that such event or circumstance has not been waived.
     1.4. Currency Matters. All Obligations of each Credit Party under the Credit Documents shall be payable in Dollars, and all calculations, comparisons, measurements or determinations under the Credit Documents shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted into the Equivalent Amount of Dollars on the date of calculation, comparison, measurement or determination.
     1.5. Pro Forma Transactions. With respect to any period during which any Permitted Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, for purposes of determining compliance with the covenant contained in Section 6.7(b), or for purposes of determining the Leverage Ratio as of any date, calculations with respect to such period shall be made on a Pro Forma Basis.

SECTION 2. LOANS AND LETTERS OF CREDIT
     2.1. Term Loans.
     (a) Loan Commitments. Subject to the terms and conditions hereof,
     (i) each Lender severally agrees to make, on the Closing Date, a Tranche A Term Loan to Borrower in an amount equal to such Lender’s Tranche A Term Loan Commitment;
     (ii) each Lender severally agrees to make, on the Closing Date, Tranche B Term Loans to Borrower in an amount equal to such Lender’s Initial Tranche B Term Loan Commitment, such Loans to be provided in two drawings: (x) the Initial Draw Tranche B Term Loans and (y) the Second Draw Tranche B Term Loans; and
     (iii) each Lender severally agrees to make, on the Delayed Draw Funding Date, a Delayed Draw Term Loan to Borrower in an amount equal to such Lender’s Delayed Draw Commitment.
The Borrower may make only one borrowing under the Tranche A Term Loan Commitments, which shall be on the Closing Date. The Borrower may make two borrowings under the Initial Tranche B Term Loan Commitments, each of which shall be on the Closing Date. The Borrower may make only one borrowing under the Delayed Draw Commitments, which shall be on the Delayed Draw Funding Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche A Term Loans and the Tranche B Term Loans shall be paid in full no later than the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, respectively. Each Lender’s Tranche A Term Loan Commitment and Initial Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche A Term Loan Commitment and Initial Tranche B Term Loan Commitment on such date (which, for purposes of the termination of the Initial Tranche B Term Loan Commitments, shall include the funding of the Initial Draw Tranche B Term Loans and the Second Draw Tranche B Term Loans to be funded by such Lender thereunder). Each Lender’s Delayed Draw Commitment shall terminate immediately and without further action on the Delayed Draw Commitment Termination Date, regardless of whether any Delayed Draw Term Loans are made on such date.
     (b) Borrowing Mechanics for Term Loans on the Closing Date.
     (i) The Borrower shall deliver to Administrative Agent a fully executed Funding Notice (which, for the avoidance of doubt, may include the Tranche A Term Loans, the Initial Draw Tranche B Term Loans and the Second Draw Tranche B Term Loans) no later than three days prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowings.
     (ii) Tranche A Term Loans. Each Lender shall make its Tranche A Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.
     (iii) Initial Draw Tranche B Term Loans. Each Lender shall make its Initial Draw Tranche B Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.

     (iv) Second Draw Tranche B Term Loans. Each Lender shall make its Second Draw Tranche B Term Loan available to Administrative Agent not later than 4:30 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.
     (v) Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.
     (c) Borrowing Mechanics for Term Loans on the Delayed Draw Funding Date.
     (i) The Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three days prior to the Delayed Draw Funding Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender with a Delayed Draw Commitment of the proposed borrowing.
     (ii) Each Lender with a Delayed Draw Commitment shall make its Delayed Draw Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Delayed Draw Funding Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Delayed Draw Term Loans available to Borrower on the Delayed Draw Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.
     2.2. Revolving Loans.
     (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
     (b) Borrowing Mechanics for Revolving Loans.
     (i) Except pursuant to Section 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
     (ii) Subject to Section 3.2(b), whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit

Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.
     (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 1:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.
     (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.
     2.3. Swing Line Loans.
     (a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender shall make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.
     (b) Borrowing Mechanics for Swing Line Loans.
     (i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
     (ii) Subject to Section 3.2(b), whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.
     (iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m.(New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at the Principal Office designated by Administrative Agent, or to such other account as may be designated in writing to Administrative Agent by Borrower.

     (iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans (determined by reference to Swing Line Lender’s Revolving Commitment, if any) shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. The Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent of the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.
     (v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
     (vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from Borrower or the Requisite Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 3.2 to the making of such Swing Line Loan have been satisfied or waived by the Requisite Lenders or (C) at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements reasonably satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.
     (c) Resignation and Removal of Swing Line Lender. Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to Administrative Agent, Lenders and Borrower. Swing Line Lender may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Swing Line Lender (provided that no consent will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding) and the successor Swing Line Lender. Administrative Agent shall notify the Lenders of any such replacement of Swing Line Lender. At the time any such replacement or resignation shall become effective, (i) Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue, if so requested by the successor Swing Line Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.
     2.4. Issuance of Letters of Credit and Purchase of Participations Therein.
     (a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; (vi) in no event shall any commercial Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such commercial Letter of Credit; and (vii) Issuing Bank shall be under no obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally and not solely to letters of credit issuable to Borrower. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period, and so notifies the beneficiary thereof 30 days in advance that such standby Letter of Credit will not be so extended; provided that Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, that if any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements reasonably satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.
     (b) Notice of Issuance. Subject to Section 3.2(b), whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).
     (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section

2.4(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.
     (d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which the Borrower was notified by Issuing Bank that such drawing was honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided that anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided, further, that if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of proceeds of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).
     (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.
     (f) Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Parent or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.
     (g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act, other than any Governmental Act resulting from the gross negligence or willful misconduct of Issuing Bank.
     (h) Resignation and Removal of Issuing Bank. An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and Borrower. An Issuing Bank may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.
     2.5. Pro Rata Shares; Availability of Funds.
     (a) Pro Rata Shares. All Loans shall be made, and all participations shall be purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
     (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
     2.6. Use of Proceeds.
     (a) The proceeds of the Loans shall be used as follows:
     (1) the proceeds of the Tranche A Term Loans, the Initial Draw Tranche B Term Loans and the Revolving Loans, if any, made on the Closing Date shall be applied by Borrower to fund the Refinancing and the payment of all fees and expenses related thereto and to the other Transactions as well as, in the case of the Revolving Loans, to fund original issue discount or upfront fees payable in respect of the funding of the Loans on the Closing Date;
     (2) the proceeds of the Second Draw Tranche B Term Loans made on the Closing Date shall be applied by Borrower to fund the Dividend and dividend-equivalent payments to holders of certain Borrower equity awards (including withholding tax related to such dividend-equivalent payments);

     (3) the proceeds of the Delayed Draw Term Loans made on the Delayed Draw Funding Date shall be applied by Parent (following a dividend or intercompany loan of the proceeds thereof by the Borrower to Parent) to fund the Post-Merger Special Dividend; and
     (4) the proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by Borrower for working capital and general corporate purposes of Parent and its Subsidiaries, including Permitted Acquisitions; provided that Borrower hereby represents that none of the Revolving Loans or Swing Line Loans shall be used, in any manner, to fund the Dividend.
     (b) No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof.
     2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
     (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further that, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
     (b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office designated by Administrative Agent a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan. The Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
     (c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, as promptly as practicable after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche A Term Loan, Tranche B Term Loan, New Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

     2.8. Interest on Loans.
     (a) Except as otherwise set forth herein, each Class of Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
     (i) in the case of Tranche A Term Loans and Revolving Loans:
•	if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

•	if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;
     (ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and
     (iii) in the case of Tranche B Term Loans:
•	if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

•	if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.
     (b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided that, until the date on which Administrative Agent notifies Borrower that the primary syndication of the Loans and Revolving Commitments has been completed, as determined by Administrative Agent (but in no event to exceed 90 days after the Closing Date), the Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
     (c) In connection with Eurodollar Rate Loans there shall be no more than seven (7) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

     (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
     (e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Revolving Loan that is a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
     (f) The Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, the rate of interest required pursuant to Section 2.10.
     (g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

     2.9. Conversion/Continuation.
     (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:
     (i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or
     (ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.
     (b) Subject to Section 3.2(b), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).
     2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), the overdue amount shall thereafter bear interest (including post petition interest in any proceeding under Insolvency Laws) payable on demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     2.11. Fees.
     (a) The Borrower agrees to pay to Lenders having Revolving Exposure (for purposes of clarity, excluding the Swing Line Lender and the Issuing Bank, in their capacities as such):
     (i) commitment fees accruing at 0.75% per annum on the average of the daily difference between (a) the Revolving Commitments, and (b) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Letter of Credit Usage; and
     (ii) letter of credit fees accruing at the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans on the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
     (iii) Notwithstanding the foregoing, any commitment fee which accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by Borrower prior to such time; and provided, further, that no such commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
     (b) The Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:
     (i) a fronting fee accruing at 0.25% per annum on the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and
     (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
     (c) The Borrower agrees to pay to Lenders having Delayed Draw Term Loan Exposure commitment fees accruing at 0.75% per annum on the average aggregate daily maximum amount available to be drawn under the Delayed Draw Commitments. All fees referred to in this Section 2.11(c) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
     (d) (i) All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on December 31, 2010, and on the Revolving Commitment Termination Date.
     (ii) All fees referred to in Section 2.11(c) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the Delayed Draw Commitment Termination Date.
     (e) (i) Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Tranche B Term Loans (other than Delayed Draw Term Loans), a closing fee in an amount equal to 1.00% of the stated principal amount of such Lender’s Tranche B Term Loans (other than Delayed Draw Term Loans), payable to such Lender from the proceeds of its Loan as and when funded on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter; provided that, for purposes of this clause (e)(i) only, the aggregate principal amount of the Tranche B Term Loans funded on the Closing Date shall be deemed to be $500,000,000 regardless of the aggregate principal amount of the Tranche B Term Loans funded on the Closing Date.
     (ii) Borrower agrees to pay on the Delayed Draw Funding Date to each Lender with a Delayed Draw Commitment party to this Agreement as a Lender on the Delayed Draw Funding Date, as fee compensation for the funding of such Lender’s Delayed Draw Term Loans, a closing fee in an amount equal to 1.00% of the stated principal amount of such Lender’s Delayed Draw Term Loan, payable to such Lender from the proceeds of its Delayed Draw Term Loan as and when funded on the Delayed Draw Funding Date. Such closing fee will be in all respects fully earned, due and payable on the Delayed Draw Funding Date and non-refundable and non-creditable thereafter.

     (f) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.
     2.12. Scheduled Payments/Commitment Reductions.
     (a) Scheduled Installments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below (which amount with respect to Tranche B Term Loans (without giving effect to any Installment payments or prepayments, other than prepayments of Tranche B Term Loans under 2.14(h), prior to the funding of Delayed Draw Term Loans) shall be increased proportionately to the extent any Tranche B Term Loans are borrowed pursuant to the Delayed Draw Commitments and, in such event, the Administrative Agent shall provide an updated amortization table to Lenders reflecting the increased amounts) on the four quarterly scheduled Interest Payment Dates applicable to Term Loans (each such date, an “Installment Date”), commencing December 31, 2010:

Amortization	Tranche A	Tranche B
Date	Term Loan Installments	Term Loan Installments
December 31, 2010	$25,000,000	$3,750,000
March 31, 2011	$25,000,000	$3,750,000
June 30, 2011	$25,000,000	$3,750,000
September 30, 2011	$25,000,000	$3,750,000
December 31, 2011	$25,000,000	$3,750,000
March 31, 2012	$25,000,000	$3,750,000
June 30, 2012	$25,000,000	$3,750,000
September 30, 2012	$25,000,000	$3,750,000
December 31, 2012	$50,000,000	$3,750,000
March 31, 2013	$50,000,000	$3,750,000
June 30, 2013	$50,000,000	$3,750,000
September 30, 2013	$50,000,000	$3,750,000
December 31, 2013	$50,000,000	$3,750,000
March 31, 2014	$50,000,000	$3,750,000
June 30, 2014	$50,000,000	$3,750,000
September 30, 2014	$50,000,000	$3,750,000
December 31, 2014	$100,000,000	$3,750,000
March 31, 2015	$100,000,000	$3,750,000
June 30, 2015	$100,000,000	$3,750,000
September 30, 2015	—	$3,750,000
Tranche A Term Loan Maturity Date	$100,000,000	—
December 31, 2015	—	$3,750,000
March 31, 2016	—	$3,750,000
June 30, 2016	—	$3,750,000
Tranche B Term Loan Maturity Date	—	$1,413,750,000
Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Tranche A Term Loans and the

Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche A Term Loan Maturity Date and the Tranche B Term Loan Maturity Date, respectively.
     2.13. Voluntary Prepayments/Commitment Reductions.
     (a) Voluntary Prepayments.
     (i) Any time and from time to time:
•	with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part (in the case of a partial prepayment, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount);

•	with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part (in the case of a partial prepayment, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount); and

•	with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part (in the case of a partial prepayment, in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount).
     (ii) All such prepayments shall be made:
•	upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

•	upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

•	upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;
in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of voluntary prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or upon the closing of an acquisition transaction, in which case such notice of prepayment may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

     (b) Voluntary Commitment Reductions.
     (i) The Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
     (ii) The Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Delayed Draw Commitments; provided that any such partial reduction of the Delayed Draw Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
     (iii) The Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments or the Delayed Draw Commitments, as applicable, shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment or the Delayed Draw Commitments, as applicable, of each Lender proportionately to its Pro Rata Share thereof; provided that a notice of termination or partial reduction may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or upon the closing of an acquisition transaction, in which case such notice of termination or partial reduction may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.
     2.14. Mandatory Prepayments.
     (a) Asset Sales. No later than three Business Days following the date of receipt by Parent or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, Parent or any of its Subsidiaries may invest an amount equal to all or any portion of such Net Asset Sale Proceeds within 365 days of receipt thereof in real estate, equipment and other tangible assets useful in the business of Parent and its Subsidiaries (or any similar or related or ancillary business), in which case the amount of Net Asset Sale Proceeds so invested shall not be required to be applied to prepay the Loans pursuant to this Section 2.14(a).
     (b) Insurance/Condemnation Proceeds. No later than three Business Days following the date of receipt by Parent or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $25,000,000 in the aggregate in any Fiscal Year, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, Parent or any of its Subsidiaries may invest an amount equal to all or any portion of such Net Insurance/Condemnation Proceeds within 365 days of receipt thereof in real estate, equipment and other tangible assets useful in the business of Parent and its Subsidiaries (or any similar or related or ancillary business), which investment may include the repair, restoration or replacement of the applicable assets thereof, in which case the amount of Net Insurance/Condemnation Proceeds so invested shall not be required to be applied to prepay the Loans pursuant to this Section 2.14(b).
     (c) Issuance of Equity Securities. No later than three Business Days following the date of receipt by Parent or any of its Subsidiaries of any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Parent or any of its Subsidiaries (other than (i) pursuant to any employee stock or stock option compensation plan or any employment agreement, (ii) the receipt of a capital contribution from, or the issuance of Equity Interests to, Parent or any of its Subsidiaries and (iii) the issuance of directors’ qualifying shares or of other nominal amounts of other Equity Interests that are required to be held by specified Persons under Applicable Law), Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 50% of such proceeds; provided that if, as of the end of the most recent four consecutive fiscal quarter period for which financial statements are required to have been delivered under Section 5.1(a) or 5.1(b) ended prior to the date of receipt of such Cash proceeds, the Leverage Ratio determined on a Pro Forma Basis shall be 2.50:1.00 or less, Borrower shall only be required to make prepayments otherwise required hereby in an amount equal to 25% of such proceeds, in each case, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses;
     (d) Issuance of Debt. No later than one Business Day following the date of receipt by Parent or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Parent or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
     (e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2011), Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments); provided that if, as of the last day of the most recently ended Fiscal Year the Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(c) calculating the Leverage Ratio as of the last day of such Fiscal Year) shall be 2.50:1.00 or less, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments).
     (f) Revolving Loans and Swing Line Loans. The Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.
     (g) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(e), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     (h) Senior Notes Issuance. On the date that is the later of (x) receipt by Borrower of the Cash proceeds from the issuance of the Senior Notes and (y) the release of such Cash proceeds to Borrower in accordance with the escrow arrangements as described in the Offering Memorandum related to the Senior Notes, Borrower shall prepay the Tranche B Term Loans in an aggregate amount equal to $1,000,000,000. The prepayment of Tranche B Term Loans pursuant to this Section 2.14(h) shall be applied on a pro rata basis to reduce the remaining scheduled Installments of principal of the Tranche B Term Loans.
     (i) Special Mandatory Redemption. In the event that Parent and its Subsidiaries have not complied with Section 5.16 within the time limits and with respect to the matters set forth therein, the Borrower shall prepay the aggregate principal amount of Loans outstanding as of the Business Day immediately preceding the date on which the Borrower is required to prepay the Loans pursuant to this clause.
     2.15. Application of Prepayments.
     (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:
     first, to repay outstanding Swing Line Loans to the full extent thereof;
     second, to repay outstanding Revolving Loans to the full extent thereof; and
     third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to reduce the remaining scheduled Installments of principal of the Tranche A Term Loans, Tranche B Term Loans and the New Term Loans (if any).
     (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:
     first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and further applied on a pro rata basis to reduce the remaining scheduled Installments of principal of the Tranche A Term Loans, Tranche B Term Loans and the New Term Loans (if any);
     second, to prepay the Swing Line Loans to the full extent thereof;
     third, to prepay the Revolving Loans to the full extent thereof;
     fourth, to prepay outstanding reimbursement obligations with respect to Letters of Credit;
     fifth, to cash collateralize Letters of Credit; and
     sixth, to Borrower.

     (c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Tranche A Term Loans are outstanding, in the event Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Tranche B Term Loans, not less than five Business Days prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such Waivable Mandatory Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Tranche B Term Loans of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Tranche B Term Loans of such Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Tranche B Term Loans in accordance with Section 2.15(b)), and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option, to prepay the Tranche A Term Loans (which prepayment shall be further applied to the scheduled installments of principal of the Tranche A Term Loans in accordance with Section 2.15(b)), with any excess after such prepayment of the Tranche A Term Loans being further applied in accordance with clauses second through sixth of Section 2.15(b).
     (d) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied, as between the Base Rate Loans and the Eurodollar Rate Loans, as directed by Borrower.
     2.16. General Provisions Regarding Payments.
     (a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.
     (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans that are Base Rate Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
     (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, all fees payable with respect thereto, to the extent received by Administrative Agent.
     (d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its

Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
     (e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
     (f) [Reserved].
     (g) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the next succeeding Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
     (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement and the analogous sections of any other Collateral Documents.
     2.17. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off, consolidation or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under any Insolvency Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.
     2.18. Making or Maintaining Eurodollar Rate Loans.
     (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate or the Eurodollar rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loans does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent shall on such date give notice (by email or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.
     (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by email or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding anything herein to the contrary, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).
     (c) Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, as promptly as practicable after written request by such Lender (which request shall set forth the basis for requesting such amounts and shall be conclusive absent manifest error), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or deployment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.
     (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
     (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
     2.19. Increased Costs; Capital Adequacy.
     (a) Compensation for Increased Costs and Taxes. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Applicable Law, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new Applicable Law), or any determination of any Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any Governmental Authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Excluded Taxes or Indemnified Taxes covered under Section 2.20) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall pay to such Lender, as promptly as practicable after receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have reasonably determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any Applicable Law regarding capital adequacy, reserve requirements or similar requirements, or any change therein or in the interpretation, application or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any Applicable Law regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.20. Taxes; Withholding, etc.
     (a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.
     (b) Withholding of Taxes. If any Credit Party or any other applicable withholding agent is required by law to make any deduction or withholding on account of any Indemnified Taxes or Other Taxes from any sum paid or payable by any Credit Party to any Agent or any Lender (which term shall include each Swing Line Lender and Issuing Bank for purposes of this Section 2.20) under any of the

Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) the applicable withholding agent shall make such deduction or withholding and pay such Indemnified Taxes or Other Taxes before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by the Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deduction, withholding or payment applicable to additional amounts payable under this Section 2.20), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Indemnified Taxes or Other Taxes which it is required by clause (ii) above to pay, Borrower (if Borrower is the withholding agent) shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
     (c) Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes attributable to any amounts payable under this Section 2.20) payable by such Agent or such Lender (whether or not such Taxes are correctly or legally imposed) and (ii) any expenses arising therefrom or with respect thereto. A certificate from the relevant Lender or Agent, setting forth in reasonable detail the basis and calculation of such Taxes shall be conclusive, absent manifest error.
     (d) Evidence of Exemption from Withholding Tax. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law or reasonably requested by Borrower or Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Credit Documents. Each Lender shall, whenever a lapse in time or change in such Lender’s circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.
     Without limiting the foregoing:
          (A) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall, to the extent it is legally eligible to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non Bank Status substantially in the form of Exhibit E, together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender or (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, a Certificate re Non Bank Status substantially in the form of Exhibit E, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the Certificate re Non Bank Status substantially in the form of Exhibit E may be provided by such Lender on behalf of such beneficial owner) and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.
     (B) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption.
     (C) If a payment made to a Lender under any of the Credit Documents would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Administrative Agent and Borrower, at the time or times prescribed by law and at such time or times reasonably requested by Administrative Agent or Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Administrative Agent or Borrower as may be necessary for Administrative Agent or Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this clause, FATCA shall include any regulations or official interpretations thereof.
     (D) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence expired, obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate re Non Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.
     (e) Payment of Taxes. In addition, Borrower agrees to pay any present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes imposed by any Governmental Authority, which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (“Other Taxes”).
     (f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts paid pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(f), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.20(f) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.20(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
     2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office or take such other measures pursuant to this Section 2.21 unless Borrower agrees to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other office or take such other measures as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

     2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of any amendment, waiver or consent with respect to any provision of the Credit Documents that requires the approval of Requisite Lenders, and Borrower shall pay to Administrative Agent such additional amounts of cash as reasonably requested by the Issuing Bank or the Swing Line Lender to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit and Swing Line Loans then outstanding (such amount not to exceed such Defaulting Lender’s obligations under Sections 2.3 and 2.4). During any Default Period with respect to a Funds Defaulting Lender that is not also an Insolvency Defaulting Lender, (a) any amounts that would otherwise be payable to such Funds Defaulting Lender with respect to its Revolving Loans and Revolving Commitments under the Credit Documents (including, without limitation, voluntary and mandatory prepayments and fees) shall, in lieu of being distributed to such Funds Defaulting Lender, be retained by Administrative Agent and applied in the following order of priority: first, to the payment of any amounts owing by such Funds Defaulting Lender to Administrative Agent, second, to the payment of any amounts owing by such Funds Defaulting Lender to the Swing Line Lender, third, to the payment of any amounts owing by such Funds Defaulting Lender to the Issuing Bank, and fourth, to the payment of the Revolving Loans of other Lenders (but not to the Revolving Loans of such Funds Defaulting Lender) as if such Funds Defaulting Lender had funded all Defaulted Loans of such Funds Defaulting Lender; and (b) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. During any Default Period with respect to an Insolvency Defaulting Lender, any amounts that would otherwise be payable to such Insolvency Defaulting Lender under the Credit Documents (including, without limitation, voluntary and mandatory prepayments and fees including fees payable under Section 2.11(d)) may, in lieu of being distributed to such Insolvency Defaulting Lender, be retained by Administrative Agent to collateralize indemnification and reimbursement obligations of such Insolvency Defaulting Lender in an amount reasonably determined by Administrative Agent. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which Administrative Agent or any Lender may have against such Defaulting Lender with respect thereto.
     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, a Non-Consenting Lender or Insolvency Defaulting Lender, and the Funds Defaulting Lender (if not also an Insolvency Defaulting Lender) shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment; (3) in the case of any assignment resulting from a claim for compensation under Section 2.19 or payments required to be made under Section 2.20, such assignment will result in a reduction in such compensation or payment and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided that Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Terminated Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of such Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.
     2.24. Incremental Facilities. The Borrower may by written notice to Administrative Agent elect to request (A) prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of $250,000,000 in the aggregate and not less than $25,000,000 individually (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between $250,000,000 and all such New Revolving Loan Commitments and New Term Loan Commitments obtained prior to such date), and integral multiples of $10,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee; provided that, Issuing Bank shall have consented (such consent not to be unreasonably withheld or delayed) to the allocation of New Revolving Loan Commitments to any Eligible Assignee under clause (ii) of the definition thereof (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations;

provided that GSLP may elect or decline to arrange such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitments or New Term Loan Commitment. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments; (2) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (3) Parent and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such New Term Loans and the application of the proceeds thereof, with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments; (4) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the applicable New Revolving Lender or New Term Lender, as the case may be, Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.20(d); (5) Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Revolving Loan Commitments or New Term Loan Commitments, as applicable; and (6) Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.
     On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.
     On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.
     Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (x) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (y) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

     The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except with respect to pricing, amortization and maturity and except as otherwise set forth herein or in the Joinder Agreement and otherwise reasonably satisfactory to Administrative Agent, identical to the Tranche B Term Loans. The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the then-remaining weighted average life to maturity of the Tranche B Terms Loans, (ii) the applicable New Term Loan Maturity Date of each Series shall be no shorter than the latest of the final maturity of the Tranche B Term Loans, and (iii) the yield applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided however that the yield applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans) shall not be greater than the applicable yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Tranche B Term Loans (including any upfront or similar fees or original issue discount paid and payable to the initial Lenders hereunder) plus 0.25% per annum unless the interest rate with respect to the Tranche B Term Loan is increased so as to cause the then applicable yield under this Agreement on the Tranche B Term Loans (including any upfront or similar fees or original issue discount paid and payable to the initial Lenders hereunder) to equal the yield then applicable to the New Term Loans (after giving effect to all upfront or similar fees or original issue discount payable with respect to such New Term Loans) minus 0.25% per annum. For purposes of clause (iii) of the immediately preceding sentence, upfront or similar fees and original issue discount will be equated to interest rates based upon an assumed four-year average life. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provision of this Section 2.24.
     2.25. Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Agreement and the other Credit Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.
SECTION 3. CONDITIONS PRECEDENT
     3.1. Closing Date. The obligation of each Lender to make a Tranche A Term Loan, a Revolving Loan, an Initial Draw Tranche B Term Loan or to issue a Letter of Credit, in each case on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
     (a) Credit Documents. Administrative Agent and Arrangers shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Agent; provided that the executed signature pages of each Credit Document as to Parent and its Subsidiaries (other than Borrower and its Subsidiaries) that would otherwise be required upon the closing of the Merger shall be delivered to the Administrative Agent to be held in escrow pending their release and effectiveness in accordance with Section 10.24 hereto.
     (b) Organizational Documents; Incumbency. Administrative Agent and Arrangers shall have received (i) a copy of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a certificate of status, certificate of compliance or other certificate of good standing from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization, amalgamation or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents, including, without limitation, current international SRL licenses for the applicable Barbados Credit Parties, as Administrative Agent and Arrangers may reasonably request.
     (c) [Reserved]
     (d) Consummation of Transactions; No Closing Date Material Adverse Effect.
     (1) All conditions precedent to the consummation of the Merger in the Merger Agreement dated as of June 20, 2010 (other than the payment of the Dividend) shall have been (or shall substantially concurrently with the Closing Date be) satisfied or waived, without giving effect to any amendments thereto or any waivers or consents that are materially adverse to the Arrangers or the Lenders in their capacities as Lenders, in each case without the consent of the Arrangers.
     (2) The representations and warranties made by or with respect to Parent and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), but only to the extent that Borrower has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof. The representations and warranties made by or with respect to Borrower and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), but only to the extent that Parent has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are qualified or modified by materiality in the text thereof.
     (3) Since January 1, 2010, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Closing Date Material Adverse Effect on either Borrower and its Subsidiaries or Parent and its Subsidiaries (other than Borrower and its Subsidiaries).
     (e) Existing Indebtedness. On the Closing Date (substantially concurrently with the initial funding of the Loans hereunder), (A) Borrower and its Subsidiaries shall have (i) repaid in full (x) the Existing Valeant Facility and (y) all other Indebtedness of Borrower, other than (1) Indebtedness with an aggregate principal amount not in excess of $5,000,000, (2) Indebtedness set forth on Schedule 6.1 hereto and (3) Indebtedness among the Credit Parties and their Subsidiaries permitted by Section 6.1 hereto and except for the Existing Notes (as to which clause (B) below shall apply), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing such Indebtedness or other obligations of Borrower and its Subsidiaries thereunder being repaid on the Closing Date and (iv) made arrangements reasonably satisfactory to Administrative Agent and Arrangers with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Borrower and its Subsidiaries with respect thereto, (B) Borrower shall have repaid or issued an irrevocable call notice with respect to all of the Existing Notes in accordance with the terms of the indentures governing such Existing Notes and shall have deposited amounts necessary to redeem the outstanding amount of such Existing Notes, together with any accrued interest, premium or other amounts owed, with the trustees under the indentures governing the Existing Notes and (C) there will not exist (pro forma for the Transactions) any default or event of default under the Valeant Convertible Notes.
     (f) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Arrangers. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
     (g) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to Liens permitted to exist pursuant to the Mortgages related thereto and any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor:
     (i) fully executed and notarized Mortgages, in proper form for registering or recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(g)(i) (each, a “Closing Date Mortgaged Property”);
     (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state, province or other jurisdiction in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be registered or recorded in such state, province or other jurisdiction and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;
     (iii) [Reserved];
     (iv) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;
     (v) standard flood hazard determination certifications with respect to all Closing Date Mortgaged Properties and evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent; and
     (vi) ALTA surveys of all Closing Date Mortgaged Properties, certified to Collateral Agent and dated not more than thirty days prior to the Closing Date or copies of existing surveys currently in the possession of Parent, Borrower or any of their respective Subsidiaries if such existing surveys are, together with any affidavits of no change or other related affidavits that may be required by the title companies, sufficient for the title companies to issue survey related endorsements to the mortgagee title insurance policies referred to in Section 3.1(g)(iv) above.
     (h) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:
     (i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement, the Canadian Pledge and Security Agreement, the Barbados Security Documents and the other Collateral Documents (including their obligations to execute and deliver, file or register UCC and PPSA financing statements (or equivalent filings), as applicable, to deliver originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
     (ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent lien search, by a Person reasonably satisfactory to the Collateral Agent, of all effective UCC and PPSA financing statements (or equivalent filings) made with respect to any personal property of any Credit Party in each jurisdiction where the Collateral Agent, acting reasonably, considers it to be necessary or desirable that such searches be conducted, together with copies of all such filings disclosed by such search, and (B) UCC and PPSA financing change statements (or similar documents) duly executed or authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC or PPSA financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
     (iii) fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule

5.2 to the Pledge and Security Agreement and the analogous sections of any other Collateral Documents;
     (iv) opinions of counsel in each jurisdiction which governs the validity, attachment, perfection, effect of perfection or of non-perfection, or priority of any personal property Collateral in which any Credit Party has an interest (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and
     (v) evidence satisfactory to Collateral Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to Collateral Agent for the tracking of all of UCC financing statements of Borrower and the Guarantors and that will provide notification to Collateral Agent of, among other things, the upcoming lapse or expiration thereof.
     (i) Financial Statements; Projections. Administrative Agent and Arrangers shall have received from Borrower (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Parent and its Subsidiaries as at June 30, 2010, and reflecting the consummation of the Transactions, and (iii) the Projections.
     (j) Evidence of Insurance. Collateral Agent shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.6 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.6.
     (k) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of:
     (i) Cravath Swaine & Moore LLP, U.S. counsel to Parent and Borrower,
     (ii) Chancery Chambers, special Barbados counsel to Parent and Borrower; and
     (iii) Blake, Cassels & Graydon LLP, special Canadian counsel to Parent and Borrower in each case as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
     (l) Fees. Borrower shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11(e) and (f).
     (m) Solvency Certificate. On the Closing Date, Administrative Agent and Arrangers shall have received a Solvency Certificate in respect of each Credit Party dated the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative

Agent and Arrangers, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions (giving effect to the assumptions set forth in such Solvency Certificate), Borrower and each of its Subsidiaries that are Credit Parties are and will be Solvent.
     (n) Closing Date Certificate. Borrower shall have delivered to Administrative Agent and Arrangers an originally executed Closing Date Certificate, together with all attachments thereto.
     (o) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Arrangers, singly or in the aggregate, could reasonably be expected to result in an injunction of the Merger after the funding of the Loans on the Closing Date.
     (p) [Reserved]
     (q) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.
     (r) Maximum Leverage Ratio. The ratio of (i) Consolidated Total Debt as of the Closing Date after giving effect to the Transactions to (ii) pro forma Consolidated Adjusted EBITDA (excluding any synergies relating to the Merger) for the latest consecutive four fiscal quarter period for which financial statements are then publicly available shall not be greater than 3.75: 1.00.
     (s) Patriot Act. At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the PCTFA.
Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date. Notwithstanding the foregoing, if, after the commercially reasonable efforts of Borrower and Parent to do so, any Lien on the Collateral required to be created and perfected pursuant to paragraphs (g) and (h) of this Section 3.1 (other than (i) the pledge and perfection of Collateral with respect to which a Lien may be perfected solely by the filing of financing statements under the UCC or PPSA statements under PPSA, (ii) filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office with respect to Collateral consisting of Intellectual Property Assets and (iii) to the extent applicable, the delivery of certificated securities representing intercompany debt or Equity Interests required to constitute Collateral and related security powers) is not or cannot be provided or perfected on the Closing Date, the creation and/or perfection of such Lien shall be deemed not to be a condition precedent to the Closing Date but shall be required to be satisfied in accordance with Section 5.17.
     3.2. Conditions to Each Credit Extension.
     (a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

     (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;
     (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
     (iii) as of such Credit Date, (x) with respect to the Closing Date, the Specified Representations, and (y) with respect to any other Credit Date, the representations and warranties contained herein and in the other Credit Documents, in each case, shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that in the case of the Closing Date, any Specified Representation that is modified by the term “Material Adverse Effect” shall be deemed to be modified such that clause (i) of the definition of Material Adverse Effect shall be deemed to instead refer to a “Closing Date Material Adverse Effect” but clause (ii) of the definition of Material Adverse Effect shall continue to apply;
     (iv) except in the case of the Credit Extensions on the Closing Date, as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; provided that, for the avoidance of doubt, if any such event shall have occurred and be continuing that would constitute an Event of Default or a Default as a result of the making of the Credit Extensions on the Closing Date and such event has not been cured or waived in accordance with the terms hereof, then such event shall constitute an Event of Default or Default immediately after the making of such Credit Extensions on the Closing Date;
     (v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Letter of Credit Application, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit; and
     (vi) in the case of the funding of the Delayed Draw Term Loans on the Delayed Draw Funding Date only, (i) the Merger shall have been consummated and become effective, (ii) Parent shall have previously declared the Post-Merger Special Dividend to its shareholders and (iii) Borrower shall have paid the fees payable on the Delayed Draw Funding Date referred to in Section 2.11(e).
     (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Parent or Borrower, as applicable, may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided that each such telephonic notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephonic notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Parent or Borrower, as applicable, provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Parent or Borrower, as applicable, in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Parent or Borrower, as applicable or for otherwise acting in good faith.
     3.3. Conditions to the Second Draw Tranche B Term Loans.
     (a) Conditions Precedent. The obligation of each Lender to make a Second Draw Tranche B Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of all of the conditions precedent set forth in Sections 3.1 and 3.2 hereof, and also the following conditions precedent:
     (1) The certificate relating to the Merger (the “Merger Certificate”) shall be filed with the Delaware Secretary of State substantially concurrently with the funding of the Second Draw Tranche B Term Loans. The Merger Certificate shall provide that the Merger shall become automatically effective at 12:01 a.m. (Eastern time) on the date following the filing of the Merger Certificate (without any additional conditions to effectiveness).
     (2) There will not exist (pro forma for the Transactions) any default or event of default under any material Indebtedness of Parent or its Subsidiaries. Pro forma for the consummation of the Merger, all material preexisting Indebtedness of Parent and its Subsidiaries (other than Indebtedness outstanding under this Agreement, the Notes, the Valeant Convertible Notes, Indebtedness among the Credit Parties and their Subsidiaries permitted by Section 6.1 and Parent’s 5.375% Convertible Notes due 2014) shall have been repaid or repurchased in full (or, in the case of the Existing Notes, the requirements set forth in Section 3.1(e)(B) shall have been satisfied), all commitments relating thereto shall have been terminated, and all Liens related thereto shall have been terminated or released, in each case on terms satisfactory to the Arrangers (or, in the case of the Existing Biovail Facility, evidence reasonably satisfactory to Administrative Agent shall have been provided that the commitments thereunder shall terminate immediately upon the effectiveness of the Merger).
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Agents, Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions).
     4.1. Organization; Requisite Power and Authority; Qualification. Except as otherwise set forth on Schedule 4.1, each of Parent, Borrower and their respective Subsidiaries (a) is duly organized, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) to the extent such concept is applicable in the relevant jurisdiction, is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

     4.2. Equity Interests and Ownership. The Equity Interests of each of Parent, Borrower and their respective Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Parent, Borrower or any of their respective Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Parent, Borrower or any of their respective Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Parent, Borrower or any of their respective Subsidiaries of any additional membership interests or other Equity Interests of Parent, Borrower or any of their respective Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase a membership interest or other Equity Interests of Parent, Borrower or any of their respective Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Parent, Borrower and each of their respective Subsidiaries as of the Closing Date after giving effect to the Transactions.
     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
     4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any Applicable Law, (ii) any of the Organizational Documents of Parent, Borrower or any of their respective Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Parent, Borrower or any of their respective Subsidiaries, except with respect to clauses (i) and (iii) to the extent that such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Parent, Borrower or any of their respective Subsidiaries, except to the extent that such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Parent, Borrower or any of their respective Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Parent, Borrower or any of their respective Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approval or consent the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.
     4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the Transactions do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Merger Agreement, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.
     4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments and the absence of footnotes. As of the Closing Date, none of Parent, Borrower or any of their respective Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Parent, Borrower and their respective Subsidiaries taken as a whole.
     4.8. Projections. On and as of the Closing Date, the Projections of Parent, Borrower and their respective Subsidiaries for the period of Fiscal Year 2011 through and including Fiscal Year 2014 provided to Lenders or prospective Lenders in writing on or prior to the Closing Date (the “Projections”) are based on good faith estimates and assumptions made by the management of Parent and Borrower; provided that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.
     4.9. No Material Adverse Change. Since January 1, 2010, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to have, either in any case or in the aggregate, a Material Adverse Effect.
     4.10. [Reserved].
     4.11. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. None of Parent, Borrower or any of their respective Subsidiaries (a) is in violation of any Applicable Laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any Governmental Authority or any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     4.12. Payment of Taxes. Except for any failure that would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect:
     (a) all Tax returns and reports of Parent, Borrower and each of their respective Subsidiaries required to be filed by any of them have been timely filed, and all Taxes (whether or not shown on such Tax returns) of Parent, Borrower and each of their respective Subsidiaries and upon their respective properties, assets, income, businesses and franchises (including in the capacity of a withholding agent) which are due and payable have been timely paid (except for Taxes that are being contested in accordance with the terms of Section 5.3) and adequate accruals and reserves have been made in accordance with GAAP for Taxes of Parent, Borrower and each of their respective Subsidiaries in that are not due and payable and
     (b) there is no current, or, to the knowledge of Parent, Borrower or their respective Subsidiaries, proposed or pending audit, examination, Tax assessment, claims or proceedings against Parent, Borrower or any of their respective Subsidiaries which is not being actively contested by Parent, Borrower or such Subsidiary in good faith and by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP by Parent, Borrower or any of their respective Subsidiary, as applicable.

     4.13. Properties.
     (a) Title. Each of Parent, Borrower and their respective Subsidiaries has (i) good, sufficient and legal and beneficial title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
     (b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases, licenses or assignments of leases, subleases, licenses or other agreements (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord (licensor) or tenant (licensee) (whether directly or as an assignee or successor in interest) under such lease, sublease, license, assignment or other agreement. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and neither Parent nor Borrower has knowledge of any default that has occurred and is continuing thereunder, except to the extent that the failure to be in full force and effect or the occurrence and continuance of a default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. None of the buildings or other structures located on any Real Estate Asset encroaches upon any land not owned or leased by a Credit Party (except in a manner that constitutes a Permitted Lien), and there are no restrictive covenants or statutes, regulations, orders or other laws which restrict or prohibit the use in any material respect of any Real Estate Asset or such buildings or structures for the purposes for which they are currently used. To the knowledge of the Credit Parties, there are no expropriation or similar proceedings, actual or threatened, against any Real Estate Asset or any part thereof.
     (c) Intellectual Property. Each Credit Party possesses or has the right to use all Intellectual Property material to the conduct of its business and, to each Credit Party’s knowledge, has the right to use such Intellectual Property without violation or infringement of any rights of others with respect thereto.
     4.14. Environmental Matters. None of Parent, Borrower or any of their respective Subsidiaries or any of their respective Facilities or operations are subject to any actual or, to Parent or Borrower’s knowledge, as applicable, threatened, order, consent decree or settlement agreement with any Person pursuant to any Environmental Law or relating to any Environmental Claim or any Release or threat of Release of Hazardous Materials, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of Parent, Borrower or any of their respective Subsidiaries has received any written notice of non-compliance with any Environmental Law, letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Facility is free from the presence of Hazardous Materials, except for such materials the presence of which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There are and, to each of Parent’s, Borrower’s and their respective Subsidiaries’ knowledge, have been no conditions, occurrences, or Release or threat of Release of Hazardous Materials that could reasonably be expected to form the basis of a Environmental Claim against Parent, Borrower or any of their respective Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of Parent, Borrower or any of their respective Subsidiaries or, to any Credit Party’s knowledge, any predecessor of Parent, Borrower or any of their respective Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and none of Parent’s, Borrower’s or any of their respective Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 or 270 or any state or other equivalent, in each case, except as, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Parent, Borrower and each of their respective Subsidiaries, Facilities and operations are in compliance with applicable Environmental Laws, in each case, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Parent, Borrower or any of their respective Subsidiaries relating to any Environmental Law, any breach of Environmental Law, any Release or threat of Release of Hazardous Materials, that individually or in the aggregate has had, or could reasonably be expected to result in, a Material Adverse Effect.
     4.15. No Defaults. None of Parent, Borrower or any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     4.16. Governmental Regulation. Neither Borrower and its Subsidiaries nor (after giving effect to the Merger) Parent and its Subsidiaries (other than Borrower and its Subsidiaries) is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or any other Applicable Law or Governmental Authorization that restricts or limits its ability to incur Indebtedness or to perform or satisfy its Obligations.
     4.17. [Reserved].
     4.18. Employee Matters. None of Parent, Borrower or any of their respective Subsidiaries is engaged in any unfair labor practice or other labor proceeding (including certification) or complaint that could reasonably be expected to have a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending against Parent, Borrower or any of their respective Subsidiaries or, to the knowledge of Parent and Borrower, threatened against any of them before the National Labor Relations Board or a labor board of any other jurisdiction, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending against Parent, Borrower or any of their respective Subsidiaries or, to the knowledge of Parent and Borrower, threatened against any of them, and none of Parent, Borrower or any of their respective Subsidiaries is in violation of any collective bargaining agreement, (b) no strike or work stoppage in existence or, to the knowledge of Parent and Borrower, threatened involving Parent, Borrower or any of their respective Subsidiaries and (c) to the knowledge of Parent and Borrower, no union representation question existing with respect to the employees of Parent, Borrower or any of their respective Subsidiaries and, to the knowledge of Parent and Borrower, no union organization activity is taking place with respect to the employees of Parent, Borrower or any of their respective Subsidiaries. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all payments due from any Canadian Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Canadian Credit Party and such Canadian Credit

Party has withheld and remitted all employee withholdings to be withheld or remitted by it and has made all employer contributions to be made by it, in each case, pursuant to applicable law on account of the Canada Pension Plan maintained by the Government of Canada, employment insurance, employee income taxes, and any other required payroll deduction.
     4.19. Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, (a) Parent, Borrower, each of their respective Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of Parent and Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Parent, Borrower, any of their respective Subsidiaries or any of their ERISA Affiliates, (d) no ERISA Event has occurred or is reasonably expected to occur and (e) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Parent, Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Parent, Borrower, any of their respective Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the then-current aggregate value of the assets of such Pension Plan by more than $70,000,000. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Parent, Borrower, their respective Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, is not more than $70,000,000. Except as could not reasonably be expected to have a Material Adverse Effect, Parent, Borrower, each of their respective Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
     4.20. Canadian Employee Benefit Plans.
     (a) Except as could not reasonably be expected to have a Material Adverse Effect, the Canadian Employee Benefit Plans are, and have been, established, registered, amended, funded, invested and administered in compliance with the terms of such Canadian Employee Benefit Plans (including the terms of any documents in respect of such Canadian Employee Benefit Plans), all Applicable Laws and any applicable collective agreements. There is no investigation by a Governmental Authority or claim (other than routine claims for payment of benefits) pending or, to the knowledge of a Canadian Credit Party, threatened involving any Canadian Employee Benefit Plan or its assets, and no facts exist which could reasonably be expected to give rise to any such investigation or claim (other than routine claims for payment of benefits).

     (b) All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Canadian Pension Plan have been paid or remitted in accordance with its terms and all applicable laws.
     (c) No Canadian Pension Plan Termination Events have occurred that individually or in the aggregate, would result in a Canadian Credit Party owing an amount that could reasonably be expected to have a Material Adverse Effect.
     (d) There is no Canadian Pension Plan Unfunded Liability in respect of any Canadian Pension Plan.
     (e) None of the Canadian Employee Benefit Plans, other than the Canadian Pension Plans, provide benefits beyond retirement or other termination of service to employees or former employees of a Canadian Credit Party, or to the beneficiaries or dependants of such employees.
     4.21. Solvency. Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.
     4.22. Compliance with Statutes, etc. Each of Parent, Borrower and their respective Subsidiaries is in compliance with all Applicable Laws imposed by all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Parent or any of its Subsidiaries as currently operated or conducted), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.23. Disclosure. None of the reports, certificates or written statements furnished to Lenders by or on behalf of Parent, Borrower or any of their respective Subsidiaries for use in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact (known to Parent or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Parent or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Parent or Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or other documents, certificates and statements furnished to Lenders for use in connection with the Transactions.
     4.24. PATRIOT Act and PCTFA. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, (iii) Part II.1 of the Criminal Code (Canada), (iv) the Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada) (the “PCTFA”), (v) the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and (vi) United Nations Al-Qaida and Taliban Regulations (Canada). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.25. Creation, Perfection, etc. Except as otherwise contemplated hereby or under any other Credit Document, including without limitation in Section 3 hereof, all filings and other actions necessary to perfect the Liens on the Collateral created under, and in the manner contemplated by, the Collateral Documents have been duly made or taken or otherwise provided for (to the extent required hereby or by the applicable Collateral Documents), and the Collateral Documents create in favor of Collateral Agent for the benefit of the Secured Parties, or in favor of the Secured Parties, a valid and, together with such filings and other actions (to the extent required hereby or by the applicable Collateral Documents), perfected First Priority Lien on the Collateral, securing the payment of the Obligations.
     4.26. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in the indenture governing Valeant’s Convertible Notes.
     4.27. OFAC Matters. None of Borrower, Parent, any of their respective Subsidiaries or, to the knowledge of Borrower and Parent, respectively, any director, officer, agent, employee or affiliate of Borrower, Parent or any of their respective Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and Borrower, Parent and their respective Subsidiaries will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
SECTION 5. AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Credit Document and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
     5.1. Financial Statements and Other Reports. Parent will deliver to Administrative Agent on behalf of each Lender:
     (a) Quarterly Financial Statements. Within 45 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Parent and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
     (b) Annual Financial Statements. Within 90 days after the end of each Fiscal Year, commencing with the first Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year commencing with the first Fiscal Year for which such corresponding figures are available, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon by an independent certified public accountant (or accountants) of recognized national standing selected by Parent, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.7 of this Agreement and the related definitions, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default under Section 6.7 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;
     (c) Compliance Certificate. Together with each delivery of financial statements of Parent and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;
     (d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Parent and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;
     (e) Notice of Default. Promptly upon any officer of Parent or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Parent or Borrower with respect thereto; (ii) that any Person has given any notice to Parent or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
     (f) Notice of Litigation. Promptly upon any officer of Parent or Borrower obtaining knowledge of any actual or threatened (i) Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to result in a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions, written notice thereof together with such other information as may be reasonably available to Parent or Borrower to enable Lenders and their counsel to evaluate such matters;
     (g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Parent, Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Parent, Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Parent, Borrower, any of their respective Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
     (h) Canadian Employee Benefit Plans. Promptly upon becoming aware of: (1) a Canadian Pension Plan Termination Event; (2) the failure to make a required contribution to or payment under any Canadian Pension Plan when due; (3) the occurrence of any event which is reasonably likely to result in a Canadian Credit Party incurring any liability, fine or penalty with respect to any Canadian Employee Benefit Plan; (4) the existence of any report which discloses a Canadian Pension Plan Unfunded Liability, prior to the filing of such report with any Governmental Authority; or (5) the establishment of any new Canadian Employee Benefit Plans or any change to an existing Canadian Employee Benefit Plan; in the notice to the Administrative Agent of the foregoing, copies of all documentation relating thereto as Administrative Agent shall reasonably request shall be provided;
     (i) Financial Plan. As soon as practicable and in any event no later than 30 days subsequent to the beginning of each Fiscal Year (beginning with the Fiscal Year ending December 31, 2011), a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Parent for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Parent for each Fiscal Quarter of such Fiscal Year (it being understood that the forecasted financial information is not to be viewed as facts and that actual results during the period or periods covered by the Financial Plan may differ from such forecasted financial information and that such differences may be material);
     (j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Borrower’s insurance broker in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by Parent and its Subsidiaries;
     (k) Information Regarding Collateral. The Borrower will furnish to Collateral Agent prompt (and in any event within 30 days of such change) written notice of any change (i) in any Credit Party’s legal name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or of the jurisdiction in which its chief executive office is located or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code, the PPSA or otherwise that are required in order for Collateral

Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;
     (l) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Borrower shall deliver to Collateral Agent a certificate of an Authorized Officer (i) either confirming that there has been no change in the information required by the Collateral Questionnaire since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes and (ii) certifying that all Uniform Commercial Code and PPSA financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed or recorded in each governmental, municipal or other appropriate office in each jurisdiction identified in the Collateral Questionnaire or pursuant to clause (i) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
     (m) Other Information. (A) Promptly upon their becoming publicly available, copies (or e-mail notice) of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Parent to its security holders acting in such capacity or by any Subsidiary of Parent to its security holders other than Parent or another Subsidiary of Parent, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, the Ontario Securities Commission or any other Governmental Authority and (iii) all press releases and other statements made available generally by Parent or any of its Subsidiaries to the public concerning material developments in the business of Parent or any of its Subsidiaries, and (B) such other information and data with respect to the operations, business affairs and financial condition of Parent or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender;
     (n) Certification of Public Information. Parent, Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Parent or Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Each of Parent and Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Parent or Borrower which is suitable to make available to Public Lenders. If Parent or Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Parent, its Subsidiaries and their respective Securities; and
     (o) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and written reports with respect to environmental matters at any Facility or that relate to any environmental liabilities of any Credit Party, in each case that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     (p) General. Any financial statement required to be delivered pursuant to this Section 5.1 shall be delivered in accordance with Section 10.1 and, at Parent’s or Borrower’s election, shall be deemed to have been delivered on the date on which such financial statement is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such financial statement is readily accessible to the Administrative Agent on such date; provided that Parent or Borrower shall give notice of any such posting to Administrative Agent (who shall then give notice of any such posting to the Lenders). Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to this Section 5.1 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to Administrative Agent on the next succeeding Business Day after such date.
     5.2. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided that no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.
     5.3. Payment of Taxes and Claims. Except for failures that, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Parent, Borrower or any of their respective Subsidiaries).
     5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Parent and its Subsidiaries.
     5.5. [Reserved].
     5.6. Insurance. Parent, Borrower and their respective Subsidiaries will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, property damage insurance and business interruption insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Parent, Borrower and their respective Subsidiaries as is customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in the same or similar locations, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Parent will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b)

replacement value property damage insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in the same or similar locations. Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each property damage insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy; provided that the provisions of the foregoing sentence shall not apply to any policy of insurance maintained solely for the purpose of compliance with Applicable Law to the extent that the assets, properties and businesses that are the subject of such policy are separately the subject of an insurance policy with respect to which the Parent shall have satisfied the provision of the foregoing sentence.
     5.7. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.7 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default. Notwithstanding anything to the contrary in this Section 5.7 or any other Credit Document, none of Parent or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies or taking of extracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any Applicable Law or any binding contractual agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.
     5.8. Lenders Meetings. Parent and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Parent’s or Borrower’s corporate offices (or at such other location as may be agreed to by Parent, Borrower and Administrative Agent) at such time as may be agreed to by Parent, Borrower and Administrative Agent.
     5.9. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all Applicable Law, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), non-compliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.10. Environmental.
     (a) Environmental Disclosure. Parent will deliver to Administrative Agent and Lenders:
     (i) as soon as practicable following receipt thereof, copies of all written reports of environmental audits, investigations or analyses of any kind or character, whether prepared by personnel of Parent, Borrower or any of their respective Subsidiaries or, to the extent in Parent’s, Borrower’s or any of their respective Subsidiaries’ possession or control, by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
     (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (2) any response or remedial action taken by Parent or any other Person as a result of (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (3) Parent’s or Borrower’s discovery of any occurrences or conditions at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (4) Parent’s or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
     (iii) as soon as practicable following the sending or receipt thereof by Parent, Borrower or any of their respective Subsidiaries, a copy of any and all written communications to or from any Governmental Authority or third party claimant or their representatives with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
     (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Parent, Borrower or any of their respective Subsidiaries that could reasonably be expected to (A) expose Parent, Borrower or any of their respective Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) adversely affect the ability of Parent, Borrower or any of their respective Subsidiaries to maintain in full force and effect Governmental Authorizations required under any Environmental Laws for their respective operations, the absence of which could reasonably be expected to result in a Material Adverse Effect and (2) any proposed action to be taken by Parent, Borrower or any of their respective Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Parent, Borrower or any of their respective Subsidiaries to any additional obligations or requirements under any Environmental Laws, to the extent any such obligation or requirement could reasonably be expected to result in a Material Adverse Effect; and
     (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.10(a).
     (b) Environmental Matters. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any

Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except in each case to the extent such Credit Party or Subsidiary is contesting such violation, Environmental Claim or obligation in good faith and by proper proceedings and appropriate reserves are being maintained in accordance with GAAP.
     5.11. Subsidiaries.
     (1) In the event that any Person becomes a Domestic Subsidiary of Parent (other than a Subsidiary that is, or would be, an Excluded Subsidiary), Parent and Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement and a Pledge Supplement (as defined in the Pledge and Security Agreement), and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(h), 3.1(j) and 3.1(k).
     (2) In the event that any Person becomes a Foreign Subsidiary of Borrower (other than a Subsidiary that is, or would be, an Excluded Subsidiary) after the Closing Date, and the ownership interests of such Foreign Subsidiary are directly owned by Borrower or by any Guarantor that is a Domestic Subsidiary thereof, Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(h)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement (subject to the limitations set forth therein) in 65% of such ownership interests that is voting stock and 100% of such ownership interest that is not voting stock.
     (3) In the event that any Person becomes a Foreign Subsidiary of Parent (but not a Subsidiary of Borrower) (other than a Subsidiary that is, or would be, an Excluded Subsidiary) after the Closing Date, Parent shall (a) promptly cause such Subsidiary to become a Guarantor (and to deliver (x) a Canadian Guarantee in respect of any such Foreign Subsidiary that is a Canadian Credit Party satisfying clause (i) of the definition thereof, (y) a Barbados Guarantee in respect of any such Foreign Subsidiary that is a Barbados Credit Party and (z) a Counterpart Agreement in form and substance sufficient to create a binding Guarantee of the Obligations by each such Foreign Subsidiary not meeting the requirements of clauses (x) and (y) above) and a Grantor under the Collateral Documents (and to deliver (x) the Canadian Pledge and Security Agreement in respect of any such Foreign Subsidiary that is a Canadian Credit Party satisfying clause (i) of the definition thereof, (y) the Barbados Security Documents in respect of any such Foreign Subsidiary that is a Barbados Credit Party and (z) such agreement or agreements under the laws of the jurisdiction of organization of such Foreign Subsidiary as are analogous to the Collateral Documents described under clauses (x) and (y) above), and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(h), 3.1(j) and 3.1(k).
     (4) With respect to each such Subsidiary described in paragraph (1) through (3) of this Section 5.11, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower, and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

     (5) Notwithstanding anything in this Section 5.11 to the contrary, in no event shall (i) any Subsidiary that is otherwise prohibited by Applicable Law from guaranteeing the Obligations or pledging its assets in support of the Obligations be required to execute a Counterpart Agreement or any Collateral Document or take any other action required by paragraph (1), (2) or (3) of this Section 5.11 (including, without limitation, Biovail Insurance) and (ii) Borrower or any Guarantor be required to pledge the Equity Interests of any Subsidiary in support of the Obligations if such pledge is otherwise prohibited by Applicable Law.
     (6) Notwithstanding anything in this Agreement or any other Credit Document to the contrary (including this Section 5.11 and Sections 5.12 and 5.14), no Credit Document shall require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Credit Parties, if, and for so long as, Administrative Agent, in consultation with Borrower, determines in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets (taking into account any adverse tax consequences to Parent, Borrower and their respective Subsidiaries (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom. Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of the Guarantee (or any other guarantee in support of the Obligations) by any Subsidiary where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the other Credit Documents.
     5.12. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(j) and 3.1(k) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Asset. In addition to the foregoing, Parent or Borrower shall, at the request of Collateral Agent, deliver, from time to time, to Collateral Agent such appraisals as are required by Applicable Law of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.
     5.13. Interest Rate Protection. No later than ninety (90) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent, in order to ensure that no less than 35% of the aggregate principal amount of the total Indebtedness for borrowed money of Parent and its Subsidiaries then outstanding is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.
     5.14. Further Assurances. At any time or from time to time, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Parent, the Borrower and the other Guarantors (subject to the limitations contained herein and in the other Credit Documents).
     5.15. Maintenance of Ratings. At all times, Borrower shall use commercially reasonable efforts to maintain (x) a corporate family rating issued by Moody’s and a corporate credit rating issued by S&P and (y) public ratings issued by Moody’s and S&P with respect to its senior secured debt.
     5.16. Counterpart Agreement. Borrower agrees to cause Parent and each of its Subsidiaries set forth on Schedule 5.16 to execute and deliver a Counterpart Agreement (in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent) to Administrative Agent and Collateral Agent on the date that is one day immediately following the Closing Date; provided that, for the avoidance of doubt, the effectiveness of such Counterpart Agreement shall not be subject to any condition or covenant set forth in this Agreement and each other Credit Document, including, but not limited to, the accuracy of the representations and warranties set forth in this Agreement and each other Credit Document.
     5.17. Post-Closing Matters. Parent, Borrower and their respective Subsidiaries, as applicable, agree to execute and deliver the documents and take the actions set forth on Schedule 5.17, in each case within the time limits specified on such schedule (unless Administrative Agent, in its sole and absolute discretion, shall have agreed to any particular longer period).
     5.18. Canadian Employee Benefit Plans. Each Canadian Credit Party shall:
     (a) with respect to each Canadian Pension Plan, pay all contributions, premiums and payments when due in accordance with its terms and applicable law; and
     (b) promptly deliver to the Administrative Agent copies of: (A) annual information returns, actuarial valuations and any other reports which have been filed with a Governmental Authority with respect to each Canadian Pension Plan; and (B) any direction, order, notice, ruling or opinion that a Canadian Credit Party may receive from a Governmental Authority with respect to any Canadian Employee Benefit Plan.
SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Credit Document and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
     6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
     (a) the Obligations;
     (b) Senior Notes in an aggregate principal amount not to exceed $1,200,000,000;
     (c) Indebtedness of any Subsidiary of Parent to Parent or any other such Subsidiary or of Parent to any of its Subsidiaries; provided that (i) all such Indebtedness, if owed to a Credit Party, shall be evidenced by the Intercompany Note or another promissory note and shall be subject to a First Priority Lien pursuant to the applicable Collateral Document, (ii) all such Indebtedness owing by a Credit Party to a Subsidiary that is not a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of a subordination agreement with respect to such Indebtedness substantially in the form of Exhibit J-2 among the Credit Parties and such Subsidiaries party to such Indebtedness and (iii) in respect of any Indebtedness owing by a Subsidiary that is not a Credit Party to a Credit Party, such Indebtedness is permitted as an Investment under the proviso to Section 6.6(d);
     (d) Indebtedness incurred by Parent, Borrower or any of their respective Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition) or from guaranties or letters of credit, surety bonds, performance bonds or similar obligations securing the performance of Parent, Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Parent, Borrower or any of their respective Subsidiaries;
     (e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
     (f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
     (g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees of and licensees to and of Parent, Borrower and their respective Subsidiaries;
     (h) guaranties by Parent of Indebtedness of a Subsidiary of Parent or guaranties by a Subsidiary of Parent of Indebtedness of Parent or any other such Subsidiary, in each case with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty thereof shall be unsecured and/or subordinated to the Obligations to the same extent and (ii) in respect of any guaranty by a Credit Party of Indebtedness of a Subsidiary that is not a Credit Party, such guaranty is permitted as an Investment under Section 6.6(d);
     (i) Indebtedness described in Schedule 6.1 (other than Indebtedness described in clauses (a) or (b) of this Section 6.1);
     (j) Indebtedness of Parent or its Subsidiaries with respect to Capital Leases or purchase money Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $50,000,000 and (y) 0.50% of Consolidated Total Assets; provided, any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;
     (k) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary of Parent or Indebtedness attaching to assets that are acquired by Parent or any of its Subsidiaries, in each case after the Closing Date; provided that (x) on a Pro Forma Basis (including, for the avoidance of doubt, Subordinated Indebtedness) after giving effect to the incurrence of such Indebtedness (including the use of proceeds thereof), the Leverage Ratio of Parent shall be at least 0.25 times lower than the Leverage Ratio for the applicable period set forth in Section 6.7(b) (i.e. if the required ratio in Section 6.7(b) is 3.50 to 1.0 the requirement to incur Indebtedness under this clause (k) shall be 3.25 to 1.0), (y) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (z) such

Indebtedness is not guaranteed in any respect by Parent or any Subsidiary (other than by any such Person that so becomes a Subsidiary);
     (l) Indebtedness representing the deferred purchase price of property (including Intellectual Property) or services, including earn-out obligations, incurred in connection with the acquisition of equity or assets permitted or consented to hereunder;
     (m) (i) Indebtedness under any Hedge Agreement (and any guarantees thereof) other than those entered into for speculative purposes, (ii) Cash Management Agreements (and any guarantees thereof) and (iii) Indebtedness arising under any Hedge Agreement in effect on the date hereof, including any extensions thereof and such increases, if any, as shall result when the underlying obligations of such agreements are marked to market or increased to address accrued interest on the intercompany obligation relating to such agreement;
     (n) Indebtedness in respect of performance and surety bonds and completion guarantees provided by Parent or any of its Subsidiaries;
     (o) Indebtedness of Parent or any Subsidiary as an account party in respect of trade letters of credit;
     (p) Indebtedness payable or assumed in connection with the acquisition of Princeton Pharma LLC by Borrower, including any milestone or similar payments in connection therewith; provided that Indebtedness incurred to finance any such payments shall not be permitted under this clause (p);
     (q) other Indebtedness (including, for the avoidance of doubt, Subordinated Indebtedness) of Parent, Borrower and their respective Subsidiaries; provided that on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness (including the use of proceeds thereof), (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the Leverage Ratio of Parent shall be at least 0.25 times lower than the Leverage Ratio for the applicable period set forth in Section 6.7(b) (i.e. if the required ratio in Section 6.7(b) is 3.50 to 1.0 the requirement to incur Indebtedness under this clause (q) shall be 3.25 to 1.0);
     (r) provided that no Default or Event of Default has occurred and is continuing or would result therefrom, the incurrence or issuance by Parent or any Subsidiary of Parent of Indebtedness which serves to extend, replace, refund, renew, defease or refinance any Indebtedness incurred as permitted under clause (b), (i), (j), (k), (q), (r), (s) or (u) of this Section 6.1 or any Indebtedness issued to so extend, replace, refund, renew, defease or refinance such Indebtedness, or any Indebtedness, including additional Indebtedness, incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (the “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:
     (1) has a final maturity date later than the date that is 91 days after the latest Term Loan Maturity Date, and has a weighted average life to the date of the latest Term Loan Maturity Date that is not less than the weighted average life to the date of the latest Term Loan Maturity Date of the Indebtedness being extended, replaced, renewed, defeased, refunded or refinanced,
     (2) to the extent such Refinancing Indebtedness extends, replaces, refunds, renews, defeases or refinances (x) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being extended, replaced, renewed, defeased, refinanced or refunded or (y) Disqualified Equity Interests such Refinancing Indebtedness must be Disqualified Equity Interests,
     (3) shall have direct and contingent obligors that are the same as (or, in the case of contingent obligors, no more expansive than) the direct and contingent obligors, respectively, of the refinanced Indebtedness, or
     (4) shall not be secured by any assets that were not required to be used to secure the Indebtedness being extended, replaced, renewed, defeased, refunded or refinanced;
     (s) Permitted Secured Notes;
     (t) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; and
     (u) Indebtedness of Subsidiaries of Parent (other than Biovail Insurance and any other such Subsidiary that is not permitted by Applicable Law to guaranty the Obligations) that is not a Credit Party and that is organized under the laws of any jurisdiction other than the United States of America consisting of working capital credit facilities in an aggregate principal amount at any time outstanding, with respect to the applicable working capital credit facility, not to exceed the greater of (i) 2.5% of the total revenues for the four Fiscal Quarter period most recently ended and (ii) 2.5% of the consolidated total assets, as determined in accordance with GAAP, as of the applicable date of determination, in each case of such Subsidiaries party to such working capital credit facility.
     6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent, Borrower or any of their respective Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, or file or permit the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State, the PPSA of any province or territory or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:
     (a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
     (b) Liens for Taxes not yet due and payable or that are being contested in accordance with Section 5.3;
     (c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code or, in respect of a Canadian Credit Party, a Lien imposed pursuant to pension benefits standards legislation; provided that, in each case, such Liens shall be governed by Sections 5.1(g), 5.18, 8.1(j) and 8.1(k) and not this Section 6.2), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
     (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
     (e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Parent, Borrower or any of their respective Subsidiaries;
     (f) any interest or title of a lessor, lessee, sublessor or sublessee under any lease permitted hereunder and any interest or title of a licensor, licensee, sublicensor or sublicensee under any license permitted hereunder;
     (g) Liens solely on any cash earnest money deposits made by Parent, Borrower or any of their respective Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
     (h) purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements (or any similar precautionary filings) relating solely to operating leases of personal property entered into in the ordinary course of business;
     (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (j) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;
     (k) outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Parent, Borrower or any of their respective Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the aggregate value of the business of Parent, Borrower or such Subsidiary;
     (l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(g)(iv);
     (m) Liens securing Indebtedness permitted pursuant to Section 6.1(j) (and any Refinancing Indebtedness in respect thereof permitted under Section 6.1(r)); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;
     (n) Liens securing Indebtedness permitted by Sections 6.1(k) (and any Refinancing Indebtedness in respect thereof permitted under Section 6.1(r)), provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by Borrower or its Subsidiaries;
     (o) other Liens on assets other than the Collateral securing obligations in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

     (p) Liens securing Indebtedness permitted by Section 6.1(m);
     (q) Liens arising out of judgments, decrees, orders or awards that do not constitute an Event of Default under Section 8.1(h);
     (r) Liens securing Indebtedness permitted by Sections 6.1(q) and (s); provided that either (x) on a pro forma basis after giving effect to the incurrence of such Indebtedness (and the use of proceeds thereof) the Secured Leverage Ratio of Parent shall be less than or equal to 2.50 to 1.0, as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered pursuant to Section 5.1(a) or (b), as applicable, in each case, as if such Indebtedness had been outstanding on the last day of such Fiscal Quarter or (y) the Cash proceeds of Indebtedness secured by such Liens are applied to prepay Term Loans in accordance with Section 2.15;
     (s) Liens on assets of any Subsidiary of Parent (other than Biovail Insurance and any other such Subsidiary that is not permitted by Applicable Law to guaranty the Obligations) that is not a Credit Party and that is organized in a jurisdiction other than the United States of America to the extent such Liens secure Indebtedness of such Subsidiary permitted under Section 6.1(u); and
     (t) Liens on assets deposited in escrow to secure the obligations of Escrow Corp under the Senior Notes in accordance with the escrow arrangements as described in the Offering Memorandum; provided that (x) any such Liens shall encumber only those assets of Escrow Corp and (y) such Liens shall be released automatically upon the earlier of (i) release of the Cash proceeds from such assets to Borrower or (ii) the mandatory redemption of the Senior Notes with the Cash proceeds from such assets, in each case, in accordance with the escrow arrangements as described in the Offering Memorandum;
provided, however, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall in any way constitute or be construed as to provide for a subordination of any rights of the Agents, Lenders or other Secured Parties hereunder or arising under any of the other Credit Documents in favor of such Liens.
     6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions identified on Schedule 6.3, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.
     6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except for:
     (a) the declaration and payment of dividends or the making of other distributions by any Subsidiary of Parent ratably to its direct equity holders;
     (b) [Reserved];

     (c) the redemption, repurchase, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon, or Subordinated Indebtedness of Parent or any Equity Interests of any direct or indirect parent company of Parent, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary) of, Equity Interests of Parent or any direct or indirect parent company of Parent to the extent contributed to Parent (in each case, other than any Disqualified Equity Interests);
     (d) refinancings of Indebtedness permitted by Section 6.1;
     (e) any Restricted Junior Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Equity Interests) of Parent held by any future, present or former employee, director, officer or consultant of Parent or any of its Subsidiaries or any direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Parent or any direct or indirect parent company of Parent in connection with any such repurchase, retirement or other acquisition), or any stock subscription or shareholder agreement, including any Equity Interest rolled over by management of Parent or any direct or indirect parent company of Parent in connection with the Transactions; provided, that the aggregate amount of Restricted Junior Payments made under this clause (e) shall not exceed in any calendar year $25,000,000 (with unused amounts for any year being carried over to the next succeeding year, but not to any subsequent year, and the permitted amount for each year shall be used prior to any amount carried over from the previous year); provided further that such amount in any calendar year may be increased by an amount not to exceed:
     (i) the cash proceeds of key man life insurance policies received by Parent or its Subsidiaries after the Closing Date; less
     (ii) the amount of any Restricted Junior Payments previously made with the cash proceeds described in subclause (i) of this clause (e);
     (f) cashless repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent or any direct or indirect parent company of Parent;
     (h) any Restricted Junior Payment used to fund (or otherwise made in connection with) the Transactions (including the Dividend and the Refinancing);
     (i) the Post-Merger Special Dividend;
     (j) [Reserved];
     (k) other Restricted Junior Payments in an aggregate amount taken together with all other Restricted Junior Payments made pursuant to this clause (k) not to exceed $400,000,000 (reduced on a dollar for dollar basis by outstanding Investments pursuant to clause (i) of Section 6.6, other than Investments under such clause made using the CNI Growth Amount) at any time; provided that such amount shall be increased (but not decreased) by the CNI Growth Amount as in effect immediately prior to the time of making of such Restricted Junior Payment; and

     (l) so long as no Default or Event of Default has occurred and is continuing, cash settlement of the aggregate principal amount (plus accrued interest and premium, if any) of the Valeant Convertible Notes on or after the first optional redemption date thereof upon conversion by the holders thereof; provided, however, that, in lieu of cash settling all or a portion of the Valeant Convertible Notes, Parent may repurchase shares of Parent’s common stock within six months of the first optional redemption date for the Valeant Convertible Notes, for aggregate consideration not to exceed the aggregate principal amount (plus accrued interest and premium, if any) of the Valeant Convertible Notes, in connection with the settlement of all or a portion of the Valeant Convertible Notes with Parent common stock.
     6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Parent to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Parent or any other Subsidiary of Parent, (b) repay or prepay any Indebtedness owed by such Subsidiary to Parent or any other Subsidiary of Parent, (c) make loans or advances to Parent or any other Subsidiary of Parent, or (d) transfer, lease or license any of its property or assets to Parent or any other Subsidiary of Parent other than restrictions (i) imposed by law, (ii) in agreements evidencing Indebtedness permitted by Section 6.1(k) that impose restrictions on the property so acquired, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, (iv) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (v) identified on Schedule 6.5.
     6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
     (a) Investments in Cash and Cash Equivalents;
     (b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower and any Guarantor;
     (c) Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business and (ii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Parent, Borrower or any of their respective Subsidiaries, as applicable;
     (d) intercompany loans and advances to the extent permitted under Section 6.1(c) and other Investments in (including Guarantees by Credit Parties of Indebtedness of) Subsidiaries of Parent which are not Guarantors; provided that such Investments in Subsidiaries other than Credit Parties, to the extent made by any Credit Party, shall not exceed at any time an aggregate amount of $100,000,000;
     (e) Consolidated Capital Expenditures with respect to Parent and the Guarantors permitted by Section 6.7(c);
     (f) loans and advances to employees of Parent, Borrower and their respective Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $25,000,000;
     (g) Permitted Acquisitions permitted pursuant to Section 6.8;

     (h) Investments described in Schedule 6.6;
     (i) other Investments in an aggregate amount not to exceed $400,000,000 (reduced on a dollar for dollar basis by Restricted Junior Payments pursuant to clause (k) of Section 6.4, other than Restricted Junior Payments under such clause made using the CNI Growth Amount) at any time outstanding; provided that such amount shall be increased (but not decreased) by the CNI Growth Amount as in effect immediately prior to the time of making of such Investments;
     (j) Investments represented by (i) any Hedge Agreement, but only to the extent such Hedge Agreement is (A) required by Section 5.13, (B) entered into to hedge or mitigate risks to which Parent, Borrower or any of their respective Subsidiaries has actual exposure or (C) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent, the Borrower or any of their respective Subsidiaries or (ii) Cash Management Agreements;
     (k) Investments received in connection with the disposition of any asset permitted by Section 6.8;
     (l) Investments (which may take the form of asset contributions) in (x) Joint Ventures in an aggregate amount not to exceed $100,000,000 and (y) Joint Ventures consisting primarily of a Prescription Drug Business; and
     (m) Investments of any Person existing at the time such Person becomes a Subsidiary of Parent or consolidates or merges with Parent or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary of Parent or of such consolidation or merger.
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.
     6.7. Financial Covenants.
     (a) Interest Coverage Ratio. Parent shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2010, to be less than the ratio indicated in the table below opposite such Fiscal Quarter:

Fiscal	Interest
Quarter	Coverage Ratio
December 31, 2010	2.25:1.00
March 31, 2011	2.50:1.00
June 30, 2011	2.50:1.00
September 30, 2011	2.50:1.00
December 31, 2011	2.50:1.00
March 31, 2012	2.75:1.00
June 30, 2012	2.75:1.00
September 30, 2012	2.75:1.00
December 31, 2012	2.75:1.00
March 31, 2013 and thereafter	3.00:1.00

     (b) Leverage Ratio. Parent shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2010, to exceed the ratio indicated in the table below opposite such Fiscal Quarter:

Fiscal	Leverage
Quarter	Ratio
December 31, 2010	3.50:1.00
March 31, 2011	3.50:1.00
June 30, 2011	3.50:1.00
September 30, 2011	3.50:1.00
December 31, 2011	3.50:1.00
March 31, 2012	3.25:1.00
June 30, 2012	3.25:1.00
September 30, 2012	3.25:1.00
December 31, 2012	3.25:1.00
March 31, 2013	3.00:1.00
June 30, 2013	3.00:1.00
September 30, 2013	3.00:1.00
December 31, 2013	3.00:1.00
March 31, 2014 and thereafter	2.75:1.00
     (c) Maximum Consolidated Capital Expenditures. Parent shall not, and shall not permit its Subsidiaries (including Borrower) to, make or incur Consolidated Capital Expenditures, in any Fiscal Year in an aggregate amount for Parent, Borrower and their respective Subsidiaries in excess of $55,000,000; provided that such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, (but in no event more than $27,500,000) of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year.
     6.8. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, amalgamation, arrangement, reorganization or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business and capital expenditures permitted by Section 6.7(c)) the business or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
     (a) any Subsidiary of Parent may be (i) merged or amalgamated with or merged into Parent, Borrower or any other Subsidiary of Parent; provided that (A) in the case of such a merger or amalgamation involving Parent or Borrower, Parent or Borrower, as the case may be, shall be the continuing or surviving Person and (B) in the case of such a merger or amalgamation involving any other Guarantor (and not involving Parent or Borrower), the surviving Person shall be a Guarantor, or (ii) other than with respect to Borrower, liquidated, wound up or dissolved if Parent determines in good faith that such liquidation, winding up or dissolution is in the best interest of Parent and is not materially disadvantageous to the Lenders;

     (b) sales or other dispositions of assets or property that do not constitute Asset Sales (which sales or other dispositions may take the form of a merger, amalgamation or similar transaction);
     (c) Asset Sales (which Asset Sale may take the form of a merger, amalgamation or similar transaction), the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $150,000,000 (with the amount for any Fiscal Year increased by an amount equal to the excess, if any, of such amount for the immediately preceding Fiscal Year over the amount of proceeds from Asset Sales made pursuant to this clause (c) in such immediately preceding Fiscal Year); provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Parent (or similar governing body) of Parent or the applicable Subsidiary or Credit Party for Asset Sales with a fair market value in excess of $75,000,000), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);
     (d) Asset Sales consisting of obsolete, worn out or surplus assets or property, including, for greater certainty, Intellectual Property;
     (e) Asset Sales consisting of sale and leaseback transactions permitted by Section 6.10; provided that the Net Asset Sale Proceeds in excess of $50,000,000 from any such Asset Sale shall be applied as required by Section 2.14(a);
     (f) Specified Asset Disposition; provided that the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);
     (g) Asset Sales of property to the extent that (i) such property is concurrently exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sales are promptly applied to the purchase price of such replacement property;
     (h) the Merger;
     (i) Permitted Acquisitions (which acquisition may take the form of a merger, amalgamation or similar transaction so long as such merger, amalgamation or similar transaction would be permitted by clause (a) of this Section 6.8 if the acquired Person was, initially, a Subsidiary of Parent); provided (x) in respect of acquisition targets that do not, upon such acquisition, become Credit Parties, the consideration for such Persons or assets (other than Equity Interests of Parent issued in payment of a portion of such consideration and the net proceeds of the issuance of Equity Interests to the extent used to pay any portion of such compensation) shall not exceed, collectively with any Investment permitted under Section 6.6(d) in Subsidiaries other than Credit Parties, $100,000,000 per Fiscal Year and (y) immediately prior to such Permitted Acquisition and on a Pro Forma Basis after giving effect thereto, the Leverage Ratio of Parent shall be at least 0.25 times lower than the Leverage Ratio for the applicable period set forth in Section 6.7(b) (i.e. if the required ratio in Section 6.7(b) is 3.50 to 1.0 the requirement to incur Indebtedness under this clause (s) shall be 3.25 to 1.0); and
     (j) Investments made in accordance with Section 6.6, other than pursuant to clause (g) thereof (which Investment may take the form of a merger, amalgamation or similar transaction so long as such merger, amalgamation or similar transaction would be permitted by clause (a) of this Section 6.8 if the acquired Person was, initially, a Subsidiary of Parent).
     For purposes of clause (c) of this Section 6.8, each of the following will be deemed Cash:

     (i) any liabilities, as shown on Parent’s most recent consolidated balance sheet, of Parent or any of its Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets pursuant to an agreement that releases Parent or such Subsidiary from further liability;
     (ii) any securities, notes or other obligations received by Parent or any such Subsidiary from such transferee that are converted by Parent or such Subsidiary into Cash within 180 days after the consummation of the applicable Asset Sale, to the extent of the Cash received in that conversion; and
     (iii) any Designated Noncash Consideration having an aggregate fair market value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of $100,000,000 or 1.00% of Consolidated Total Assets.
     6.9. Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by Applicable Law.
     6.10. Sales and Leasebacks. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Parent, Borrower or any of their respective Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Parent, Borrower or any of their respective Subsidiaries) in connection with such lease, except for any such sale and subsequent lease of any fixed or capital assets by a Credit Party or any of its Subsidiaries that is made for Cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Credit Party or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that, if such sale and leaseback results in Indebtedness with respect to Capital Leases, such Indebtedness is permitted by Section 6.1(j) and any Lien made the subject of such Indebtedness is permitted by Section 6.2(m).
     6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Parent or Borrower on terms that are less favorable to Parent, Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction between or among Borrower and the Guarantors; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Parent, Borrower and their respective Subsidiaries; (c) compensation arrangements (including severance arrangements to the extent approved by a majority of the disinterested members of Parent’s, Borrower’s or the applicable Subsidiary’s board of directors (or similar governing body) or the applicable committee thereof) for present or former officers and other employees of Parent, Borrower and their respective Subsidiaries entered into in the ordinary course of business; (d) transactions described in

Schedule 6.11; (e) any Restricted Junior Payment permitted pursuant to Section 6.4; (f) indemnities provided for the benefit of, directors, officers or employees of Parent, Borrower and their respective Subsidiaries in the ordinary course of business; and (g) loans and advances to employees of Parent, Borrower and their respective Subsidiaries permitted by Section 6.6(f) (as well as advances to employees contemplated by clause (iii) of the defined term “Investment”).
     6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party or Subsidiary on the Closing Date and similar or related or ancillary businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.
     6.13. Amendments or Waivers with Respect to Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness or the Senior Notes, if such amendment or change would be materially adverse to any Credit Party or Lenders.
     6.14. Amendments or Waivers of Organizational Documents. No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date that is materially adverse to such Credit Party or such Subsidiary, as applicable, and to the Lenders.
     6.15. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.
     6.16. Specified Subsidiary Dispositions. Parent will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of the Equity Interests it holds in Biovail Insurance.
     6.17. Biovail Insurance. Parent will not permit Biovail Insurance to (i) carry on any business other than the business of an Exempt Insurance Company as defined under the Exempt Insurance Act of Barbados for the purpose of insuring Parent and/or some or all of its Subsidiaries or (ii) cancel, terminate or otherwise amend or modify the Biovail Insurance Trust Indenture.
SECTION 7. GUARANTY
     7.1. Guaranty of the Obligations. Subject to the provisions of the Contribution Agreement, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or other Insolvency Laws) (collectively, the “Guaranteed Obligations”).
     7.2. Contribution by Guarantors. Each of the Guarantors shall be party to, and subject to the terms of, the Contribution Agreement.
     7.3. Payment by Guarantors. Subject to the Contribution Agreement, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the

Bankruptcy Code, 11 U.S.C. § 362(a) or analogous provisions of other Insolvency Laws), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case or proceeding under any Insolvency Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
     7.4. Liability of Guarantors Absolute. To the extent permitted under Applicable Law, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than satisfaction in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
     (a) this Guaranty is a guaranty of payment and performance when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
     (b) to the extent permitted under Applicable Law, Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
     (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
     (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
     (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement or Cash Management Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements or any Cash Management Agreements; and
     (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements or any Cash Management Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment or performance of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements, any of the Cash Management Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement, such Cash Management Agreement or any agreement relating to such other guaranty or security; (iii) to the extent permitted by Applicable Law, the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Hedge Agreements, any of the Cash Management Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Parent or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) to the extent permitted by Applicable Law, any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
     7.5. Waivers by Guarantors. To the extent permitted by Applicable Law, each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than satisfaction in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, willful misconduct or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements, the Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives, to the extent permitted by Applicable Law, any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by the Contribution Agreement. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

     7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements or Cash Management Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement or Cash Management Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements and the Cash Management Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
     7.11. Bankruptcy, etc.
     (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case, application or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case, application or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
     (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case, application or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case, application or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case, application or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case, application or proceeding is commenced.
     (c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     7.12. Discharge of Guaranty upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger, amalgamation or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.
SECTION 8. EVENTS OF DEFAULT
     8.1. Events of Default. If any one or more of the following conditions or events shall occur:
     (a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within three days after the date due; or
     (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount (or Net Mark-to-Market Exposure) of $70,000,000 or with an aggregate principal amount (or Net Mark-to-Market Exposure) of $70,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
     (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(e), Section 5.2 or Section 6; or
     (d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
     (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or
     (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Parent, Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) in an involuntary case under any Insolvency Law, which decree or order is not stayed; or any other similar relief shall be granted under any Applicable Law; or (ii) an involuntary case or proceeding (including the filing of any notice of intention in respect thereof) shall be commenced against Parent, Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) under any Insolvency Law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, administrative receiver, administrator, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent, Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, custodian or similar officer of Parent, Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent, Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
     (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Parent, Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) shall have an order for relief entered with respect to it or shall file a petition or application seeking any relief or shall otherwise commence a voluntary case or proceeding under any Insolvency Law, or shall consent to, or fail to contest in a timely manner the commencement of, or the entry of an order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case to a voluntary case or proceeding, under any such law, or shall consent to, or fail to contest in a timely manner, the commencement of, or the appointment of or taking possession by a receiver, receiver-manager, trustee, custodian or other similar officer for all or a substantial part of its property; or Parent, Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) shall make any assignment for the benefit of creditors; or (ii) Parent, Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due or is otherwise insolvent; or the board of directors (or similar governing body) of Parent, Borrower or any of their respective Subsidiaries (other than any Immaterial Subsidiaries) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
     (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $70,000,000 individually or in the aggregate at any time (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Parent, Borrower or any of their respective Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or
     (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution, winding-up or split-up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or
     (j) Employee Benefit Plans. There shall occur one or more ERISA Events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
     (k) Canadian Employee Benefit Plans. (x) There shall occur one or more Canadian Pension Plan Termination Events that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (y) a Canadian Credit Party fails to make a required contribution to or payment under any Canadian Pension Plan when due and such failure has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or
     (l) Change of Control. A Change of Control shall occur; or
     (m) Guaranties, Collateral Documents and Other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than Obligations in respect of any Hedge Agreement or Cash Management Agreement) in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any portion of the Collateral purported to be covered by the Collateral Documents,
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g) with respect to Parent or Borrower, automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); and (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS
     9.1. Appointment of Agents. GSLP, Morgan Stanley and Jefferies are hereby appointed Syndication Agents hereunder, and each Lender hereby authorizes GSLP, Morgan Stanley and Jefferies to act as Syndication Agents in accordance with the terms hereof and the other Credit Documents. GSLP is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSLP to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and of the other Credit Documents. Each of Bank of America, DnB, Suntrust and Bank of Nova Scotia is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes each of Bank of America, DnB, Suntrust and Bank of Nova Scotia to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Parent, Borrower or any of their respective Subsidiaries. Each Syndication Agent and the Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder (in its capacity as a Syndication Agent or Documentation Agent, respectively) to any of its Affiliates. As of the Closing Date, none of GSLP, Morgan Stanley or Jefferies, in their respective capacities as Syndication Agent, and none of Bank of America, DnB, Suntrust and Bank of Nova Scotia, in their respective capacities as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9. Each of the Syndication Agents, Documentation Agent and any Agent described in clause (e) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.
     9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
     9.3. General Immunity.
     (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party or to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
     (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or with any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent, Borrower and their respective Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
     (c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent; provided that the Administrative Agent shall be responsible for the gross negligence, willful misconduct or bad faith of such sub-agent.

     9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Parent, Borrower or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
     9.5. Lenders’ Representations, Warranties and Acknowledgment.
     (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Parent, Borrower and their respective Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent, Borrower and their respective Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
     (b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Tranche A Term Loan, Tranche B Term Loan and/or Revolving Loans on the Closing Date or by the funding of any New Term Loans or New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Revolving Loans or New Term Loans.
     9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee Agent Party; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further that this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender.
     (a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of GSLP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GSLP or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
     (b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite

Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.
     (c) Any resignation or removal of GSLP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GSLP or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.
     9.8. Collateral Documents and Guaranty.
     (a) Agents Under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or

(ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
     (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.
     (c) Rights Under Hedge Agreements and Cash Management Agreements. No Hedge Agreement or Cash Management Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement, Section 9.2 of the Pledge and Security Agreement and the analogous sections of any other Collateral Documents. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).
     (d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Hedge Agreement or Cash Management Agreement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (unless the outstanding amounts under all such Letters of Credit have been cash collateralized in a manner reasonably satisfactory to Issuing Bank or, if satisfactory to Issuing Bank in its sole discretion, a backstop Letter of Credit is in place), upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender or any Lender Counterparty that is a party to any Hedge Agreement or Cash Management Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements or Cash Management Agreements (and, subject to the next succeeding sentence, the provisions of Section 7 shall cease to apply). Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. In addition, upon (a) any disposition of property permitted by this Agreement to a Person that is not a Credit Party, the Liens granted thereon shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person and (b) the consummation of any transaction permitted by the Credit Agreement as a result of which a Guarantor ceases to be a Subsidiary of Parent or the Borrower, such Guarantor shall automatically be released from its obligations hereunder and under the Collateral Documents and the guaranty and security interest in the Collateral of such Guarantor shall automatically be released.
     9.9. Withholding Taxes. To the extent required by any Applicable Law, Administrative Agent may withhold from any payment to any Lender (which term shall include Swing Line Lender and Issuing Bank for purposes of this Section 9.9) an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify fully and hold harmless Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.20 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 9.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations.
SECTION 10. MISCELLANEOUS
     10.1. Notices.
     (a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Documentation Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or Canada Post or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail or Canada Post with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided further that any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Administrative Agent from time to time.
     (b) Electronic Communications. (1) Notices and other communications to Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or

Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (2) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
     (3) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.
     (4) Each Credit Party, each Lender, each Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
     (5) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.
     (c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Parent, its Subsidiaries or their securities for purposes of Applicable Law, including United States federal or state securities laws.
     10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable out-of-pocket costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable out-of-pocket fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable out-of-pocket expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable out-of-pocket fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable out-of-pocket expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; and (h) after the occurrence of a Default or an Event of Default, all out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     10.3. Indemnity.
     (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend indemnify, pay and hold harmless each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction, or if such Indemnified Liabilities result from any action, suit or proceeding in contract brought by a Credit Party for direct damages (as opposed to special, indirect, consequential or punitive damages) against such Indemnitee for a material breach by such Indemnitee of its Obligations under any Credit Document that is determined in favor of such Credit Party by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 apply but are unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
     (b) To the extent permitted by Applicable Law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent, Arranger and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.4. Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), to set-off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. The applicable Lender shall notify Borrower and Administrative Agent of such set-off and application, provided that any failure or any delay in giving such notice shall not affect the validity of any such set-off and application under this Section 10.4.
     10.5. Amendments and Waivers.
     (a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank.
     (b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
     (i) extend the scheduled final maturity of any Loan or Note;
     (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
     (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;
     (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;
     (v) extend the time for payment of any such interest or fees;

     (vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
     (vii) amend, modify, terminate or waive any provision of Section 2.13(b)(iii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;
     (viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;
     (ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or
     (x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;
provided that for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).
     (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
     (i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
     (ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;
     (iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Tranche A Term Loan Exposure of all Lenders, Tranche B Term Loan Exposure of all Lenders, Revolving Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided that Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;
     (iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank;
     (v) amend, modify or waive this Agreement, the Pledge and Security Agreement, the Canadian Pledge and Security Agreement or the Barbados Security Documents so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or Cash Management Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Cash Management Agreement,” “Obligations,” or “Secured Obligations”

(as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;
     (vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;
     (vii) amend any provision relating solely to the Delayed Draw Commitments without the written consent of Lenders holding a majority in aggregate principal amount of the Delayed Draw Commitments; or
     (viii) increase any Delayed Draw Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Delayed Draw Commitment of any Lender.
     (d) Subject to Section 10.5(a), any such agreement that shall extend the Revolving Commitment Termination Date or the Term Loan Maturity Date, as applicable, of one or more Lenders (the "Extending Lender”) and does not amend any other provision of this Agreement or the Credit Documents other than to change the Applicable Margin of Extending Lenders shall only require the consent of Borrower, the Administrative Agent and the Extending Lenders. In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of Administrative Agent, the Borrower and the Lenders providing the relevant New Term Loans pursuant to Section 2.24 (i) to add one or more New Term Loans pursuant to Section 2.24 and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Credit Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Requisite Lenders, the Lenders providing such New Term Loans to participate in any required vote or action required to be approved by the Requisite Lenders or by any other number or percentage hereunder.
     Notwithstanding anything to the contrary, without the consent of any other Person, the applicable Credit Party or Credit Parties and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law. Furthermore, upon the request of Borrower, this Agreement may be amended without the consent of the Required Lenders, Issuing Bank or Swing Line Lender to add Parent as a borrower with respect to obligations under the Revolving Commitments or Revolving Loans and to make any related amendments necessary to effect the addition of Parent as a co-borrower under this Agreement and any other Credit Document.
     (e) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
     10.6. Successors and Assigns; Participations.
     (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6 and Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans, absent manifest error.
     (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment, other than pursuant to Section 10.6(h), shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):
     (i) to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and
     (ii) to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent and, in the case of assignments of Tranche A Term Loans, Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to GSLP or Goldman Sachs Bank USA), consented to by each of Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or (y) in the case of Borrower, required at any time an Event of Default shall have occurred and then be continuing); provided, further that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $2,500,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan Commitments, Tranche A Term Loans, Tranche B Term Loans or New Term Loans of a Series of the assigning Lender) with respect to the assignment of Term Loan Commitments and Term Loans.
     (d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(d), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (x) in connection with an assignment by or to GSLP or any Affiliate thereof or (y) in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).
     (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
     (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments so assigned as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date); provided that anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder; (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

     (g) Participations.
     (1) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Parent, Borrower, any of their Subsidiaries or any of their Affiliates) in all or any part of its Commitments or Loans or in any other Obligation.
     (2) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except that the participation agreement may provide that the Lender must first obtain the participant’s consent with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
     (3) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender (subject to the requirements and limitations thereof, including the requirement to provide forms under Section 2.20(d)) and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent that entitlement to a greater payment results from a change in law that occurs after such Participant acquires the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.
     (h) SPC. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Administrative Agent and Parent (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender (subject to the requirements and limitations thereof, including the requirement to provide forms under Section 2.20(d)) and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that an SPC shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the Loans subject to such option, except to the extent that entitlement to a greater payment results from a change in law that occurs after such SPC acquires such option, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Parent Borrower and Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     (i) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank or any central bank having jurisdiction over such Lender as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or such other central bank having jurisdiction over such Lender; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.
     10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements or Cash Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state, provincial, territorial or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.
     10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     10.15. CONSENT TO JURISDICTION.
     (a) SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE BOROUGH OF MANHATTAN IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN

RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
     (b) Each Credit Party that is organized under the laws of a jurisdiction outside the United States hereby appoints BORROWER as its agent for service of process in any matter related to this Agreement or the other Credit Documents and BORROWER HEREBY accepts such appointment.
     10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.17. Confidentiality. Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold all Non-Public Information regarding Parent and its Subsidiaries and their businesses identified as such by Parent or such Subsidiary (or which is reasonably apparent to be of a confidential nature, even if not so identified) and obtained by such Agent and such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Parent and Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosures necessary in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by any Governmental Authority or pursuant to legal or judicial process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such Non-Public Information reasonably in advance of disclosure of such information (and each Agent and Lender shall cooperate with Parent and its Subsidiaries (at the sole cost and expense of Parent and its Subsidiaries) to limit any such disclosure). In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to service providers to Agents and Lenders in connection with the administration and management of this Agreement and the other Credit Documents.
     10.18. Usury Savings Clause. If any provision of this Agreement or of any of the other Credit Documents would obligate any Credit Party to make any payment of interest or other amount payable to any Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Agent or Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) or in excess of the Highest Lawful Rate, then notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Agent or such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Agent or such Lender under Section 2.8, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Agent or such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada) or for the purposes of determining the Highest Lawful Rate. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws, and after giving effect to all adjustments contemplated in the preceding sentence, if an Agent or Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada) or by application of the Highest Lawful Rate, such Credit Party shall be entitled, by notice in writing to such Agent or such Lender, to obtain reimbursement from such Agent or such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Agent or such Lender to such Credit Party. Any amount or rate of interest referred to in this Section 10.18 shall be determined in accordance with GAAP as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada) or for the purposes of determining the Highest Lawful Rate) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Term Loan Maturity Date and, in the event of a dispute, a certificate of an actuary appointed by Administrative Agent shall be conclusive for the purposes of such determination absent manifest error.
     10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart to this Agreement by facsimile transmission or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.
     10.20. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. With the exception of those terms contained in (i) Sections 3, 4, 5, 7, 9 and Annex A of the Commitment Letter, dated June 20, 2010 among the Arrangers, Parent and Borrower, (the “Commitment Letter”) and (ii) the Fee Letter, dated June 20, 2010 among the Arrangers, Parent and Borrower (the “Fee Letter”), which by the terms of the Commitment Letter and Fee Letter remain in full force and effect, all of the Arrangers’ and their Affiliates obligations under the Commitment Letter shall terminate and be superseded by the Credit Documents and GSLP and its Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.
     10.21. PATRIOT Act; PCTFA. Each Lender to whom the PATRIOT Act applies and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act and the PCTFA, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with those Acts.
     10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, the Commerce Act (Ontario) or any similar provincial, territorial or federal laws.
     10.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of Borrower, its stockholders and/or its affiliates. Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.
     10.24. Effectiveness of This Agreement and the Other Credit Documents. Notwithstanding anything to the contrary set forth herein, this Agreement and the other Credit Documents shall become immediately and automatically effective as to Parent and its Subsidiaries in existence prior to the Merger that are to be Guarantors hereunder upon the effectiveness of the Merger (and this Agreement and the other Credit Documents shall not be enforceable against Parent and such Subsidiaries, nor shall Parent and such Subsidiaries be liable hereunder, prior to the effectiveness of the Merger) and the signature pages delivered to the Administrative Agent in escrow pursuant to Section 3.1(a) of the Parent and such Subsidiaries shall be automatically and immediately released from escrow at such time.
     10.25. Judgment Currency.
     (a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.25 referred to as the “Judgment Currency”) an amount due under any Credit Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.25 being hereinafter in this Section 10.25 referred to as the “Judgment Conversion Date”).
     (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.25(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, then the applicable Credit Party or Credit Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will provide the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Credit Party under this Section 10.25(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Credit Documents.
     (c) The term “rate of exchange” in this Section 10.25 means the rate of exchange at which Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with Administrative Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.
     10.26. Joint and Several Liability. Notwithstanding any other provision contained herein or in any other Credit Documents, if a “secured creditor” (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then any Canadian Credit Party’s Obligations (and the Obligations of each other

Credit Party with respect thereto), to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.
     10.27. Advice of Counsel; No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement and the other Credit Documents with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Credit Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the other Credit Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Credit Document.
     10.28. Day Not a Business Day. In the event that any day on or before which any action, calculation, determination or allocation is required to be taken hereunder is not a Business Day, then such action, calculation, determination or allocation shall be required to be taken at the requisite time on or before the first succeeding day that is a Business Day thereafter, unless such day is in the next calendar month, in which case such action, calculation, determination or allocation shall be required to be taken at the requisite time on the first preceding day that is a Business Day.
     10.29. Limitations Act, 2002. Each of the parties hereto agrees that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario) or any other Applicable Law that provides for or relates to limitation periods, shall be excluded from application to the Obligations and any undertaking, covenant, indemnity or other agreement of any Credit Party provided for in any Credit Document to which it is a party in respect thereof, in each case to fullest extent permitted by such Act or other Applicable Law.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: Executive Vice President, General Counsel & Corporate Secretary

ATON PHARMA, INC.

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: Executive Vice President, General Counsel & Corporate Secretary

CORIA LABORATORIES, LTD.

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: Executive Vice President, General Counsel & Corporate Secretary

DOW PHARMACEUTICAL SCIENCES, INC.

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: Executive Vice President, General Counsel & Corporate Secretary

DR. LEWINN’S PRIVATE FORMULA INTERNATIONAL, INC.

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: Executive Vice President, General Counsel & Corporate Secretary

OCEANSIDE PHARMACEUTICALS, INC.

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: President

PRINCETON PHARMA HOLDINGS, LLC

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: Executive Vice President, General Counsel & Corporate Secretary

PRIVATE FORMULA CORP.

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: Executive Vice President, General Counsel & Corporate Secretary

RENAUD SKIN CARE LABORATORIES, INC.

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: President

VALEANT BIOMEDICALS, INC.

By:	/s/ Peter J. Blott
Name: Peter J. Blott
Title: President and Treasurer

VALEANT PHARMACEUTICALS NORTH AMERICA

By:	/s/ Steve T. Min
Name: Steve T. Min
Title: Executive Vice President, General Counsel & Corporate Secretary

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent, Collateral Agent and Swing Line Lender

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Alexis Maged

Name:	Alexis Maged
Title:	Authorized Signatory

THE BANK OF NOVA SCOTIA, as Issuing Bank

By:	/s/ James J. Rhee
Name: James J. Rhee
Title: Director

By:	/s/ Chad Graves
Name: Chad Graves
Title: Associate Director

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Christy Silvester
Name: Christy Silvester
Title: Executive Director

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Christy Silvester
Name: Christy Silvester
Title: Executive Director

JEFFERIES FINANCE LLC, as a Lender

By:	/s/ E. Joseph Hess
Name: E. Joseph Hess
Title: Managing Director

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT
Tranche A Term Loan Commitments

	Tranche A	Pro
Lender	Term Loan Commitment	Rata Share
Goldman Sachs Bank USA	$450,000,000.00	45.00%
Morgan Stanley Senior Funding, Inc.	$450,000,000.00	45.00%
Jefferies Finance LLC	$100,000,000.00	10.00%

Total	$1,000,000,000.00	100.00%

APPENDIX A-1-1

APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT
Tranche B Term Loan Commitments

		Delayed Draw
	Intial Tranche B	Term Loan	Pro
Lender	Term Loan Commitment	Commitment	Rata Share
Goldman Sachs Bank USA	$675,000,000.00	$56,250,000.00	45.00%
Morgan Stanley Senior Funding, Inc.	$675,000,000.00	$56,250,000.00	45.00%
Jefferies Finance LLC	$150,000,000.00	$12,500,000.00	10.00%

Total	$1,500,000,000	$125,000,000	100.00%

APPENDIX A-2-1

APPENDIX A-3
TO CREDIT AND GUARANTY AGREEMENT
Revolving Commitments

		Pro
Lender	Revolving Commitment	Rata Share
Goldman Sachs Bank USA	$56,250,000.00	45.00%
Morgan Stanley Bank, N.A.	$56,250,000.00	45.00%
Jefferies Finance LLC	$12,500,000.00	10.00%

Total	$125,000,000.00	100.00%

APPENDIX A-3-1

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
VALEANT PHARMACEUTICALS INTERNATIONAL
One Enterprise
Aliso Viejo, California 92656
Attention: General Counsel
Facsimile: (949) 461-6661
BIOVAIL CORPORATION
7150 Mississauga Rd.,
Mississauga, ON L5N 8M5
Attention: Chief Financial Officer
Telecopier: (905) 286-3029
with a copy to:
7150 Mississauga Rd.,
Mississauga, ON L5N 8M5
Attention: Legal Department
Telecopier: (905) 286-3385
APPENDIX B-1

GOLDMAN SACHS LENDING PARTNERS LLC,
as Lead Arranger and Syndication Agent
Goldman Sachs Lending Partners LLC
200 West Street
New York, New York 10282
Attention: Lauren Day
Telecopier: (646) 769-7700
GOLDMAN SACHS BANK USA,
as a Lender
Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Lauren Day
Telecopier: (917) 977-3966
MORGAN STANLEY SENIOR FUNDING, INC.,
as Lead Arranger, Syndication Agent and a Lender
Morgan Stanley Loan Servicing
1300 Thames Street Wharf, 4th floor
Baltimore, MD 21231
Attention: Richmond Ritterbush
Telecopier: (718) 233-2140
MORGAN STANLEY BANK, N.A.,
as a Lender
Morgan Stanley Loan Servicing
1300 Thames Street Wharf, 4th floor
Baltimore, MD 21231
Attention: Richmond Ritterbush
Telecopier: (718) 233-2140
JEFFERIES FINANCE LLC, as Lead Arranger,
Syndication Agent and a Lender
Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attention: E. Joseph Hess, Managing Director
Telecopier: (212) 284-3444
APPENDIX B-2

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent, Collateral Agent and
Swing Line Lender
Administrative Agent’s Principal Office:
Goldman Sachs Lending Partners LLC
200 West Street
New York, New York 10282
Attention: Lauren Day
Telecopier: (646) 769-7700
with a copy to:
Goldman Sachs Lending Partners LLC
200 West Street
New York, New York 10282
Attention: Gabe Jacobson
Swing Line Lender’s Principal Office:
Goldman Sachs Lending Partners LLC
200 West Street
New York, New York 10282
Attention: Lauren Day
Telecopier: (646) 769-7700
THE BANK OF NOVA SCOTIA, as Issuing Bank
and a Lender
Issuing Bank’s Principal Office:
The Bank of Nova Scotia
Corporate Banking — Diversified Industries Group
40 King Street West
Scotia Plaza, 62nd Floor
Toronto, Ontario M5W 2X6
Attention: Managing Director, Corporate Banking — Diversified Industries Group
Telecopier: (416) 866-2010
APPENDIX B-3